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                                                                   EXHIBIT 2.1

           CAPITAL STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT

                CAPITAL STOCK AND MEMBERSHIP INTEREST PURCHASE

AGREEMENT, made this 30th day of July, 1998, effective as of the close of business on the 31st day of July, 1998, by and among Sybron Chemicals Inc., a Delaware corporation ("Buyer"), Louis T. Camilleri ("Mr. Camilleri"), Anthony
F. Forgione ("Mr. Forgione"), Joseph Mitola ("Mr. Mitola") and Joseph A. Ruffing ("Mr. Ruffing"). Messrs. Camilleri, Forgione, Mitola and Ruffing hereinafter are referred to individually as a "Holder" and collectively as the "Holders."

                                  BACKGROUND

                  The Holders own all of the issued and outstanding shares of capital stock (the "Shares") of Ruco Polymer Corporation, a New York corporation (the "Corporation"), and all of the outstanding membership interests (the "Membership Interests") of Ruco Polymer Company of Georgia, LLC, a Delaware limited liability company (the "LLC"), the number of such Shares and the number of such Membership Interests owned by each of the Holders being set forth opposite the names of the respective Holders on
Schedule 5(d).

                  Buyer desires to purchase, and Holders desire to sell, all of the issued and outstanding Shares and Membership Interests upon the terms hereinafter set forth in this Agreement.

                  NOW THEREFORE, in consideration of the premises and of the mutual covenants hereinafter set forth, the parties hereto, intending to be legally bound, hereby agree as follows:





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                 1. Acquisition of Shares and Membership Interests. Holders
hereby convey, transfer and assign to Buyer, free and clear of all liens, security interests, pledges, claims and encumbrances of every kind, nature and description, and Buyer hereby accepts from the Holders, all of the Shares and all of the Membership Interests for an aggregate of $110 million, including the repayment of certain debt as described in sub Article 2(a)(i) (the "Purchase Price"), payable in the manner set forth in Article 2, to each Holder. Buyer and the Holders agree that the Purchase Price shall be allocated as follows: $37,791,301 plus the repayment of $10,208,699 in debt shall be allocated to the Shares, and $51,708,699 plus the repayment of $10,291,301 in debt shall be allocated to the Membership Interests. Buyer and the Holders further agree that each of them and the LLC will report the income tax consequences of this Agreement in a manner fully consistent with the foregoing allocation of the purchase price and that they will not take any income tax position inconsistent with such allocation.

                  2. Purchase Price; Adjustment.

                           (a) Payment of Purchase Price.

                                    (i Concurrently with the execution of this
Agreement:

                                            (A) Buyer shall pay by wire
transfer $20,500,000 to State Street Bank (acting on behalf of itself and Sun Trust) (collectively, the "Bank"), pursuant to wire transfer instructions attached as Schedule 2(a)(i)(A), in full and final satisfaction of amounts owed by the Corporation and/or the LLC to the Bank, in immediately available funds; and



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                                             (B) Buyer shall pay to the
Holders by wire transfer, pursuant to wire transfer instructions attached as
Schedule 2(a)(i)(B), an aggregate of $79,500,000 in immediately available funds.

                                    (ii The balance of the purchase price, in
the amount of $10 million, shall be paid in installments as follows; provided, however, that such deferred payments shall be deemed subject to set off by the Buyer pursuant to the "Holdback" provisions set forth in sub Article 2(a)(iii) below:

                                             (A) On the second anniversary of
the execution of this Agreement, Buyer shall pay to each of the Holders by wire transfer or by such means as the Holders may otherwise reasonably instruct $5,000, 000 in immediately available funds.

                                             (B) On the third anniversary of
the execution of this Agreement, Buyer shall pay to each of the Holders by wire transfer or by such means as the Holders may otherwise reasonably instruct $1,666,666.66 in immediately available funds.

                                             (C) On the fourth anniversary of
the execution of this Agreement, Buyer shall pay to each of the Holders by wire transfer or by such means as the Holders may otherwise reasonably instruct $1,666,666.66 in immediately available funds.

                                             (D) On the fifth anniversary of
the execution of this Agreement, Buyer shall pay to each of the Holders by wire transfer or by such means as the Holders may otherwise reasonably instruct $1,666,666.67 in immediately available funds.

                                             The amounts set forth in sub
Article 2(a)(ii) of this Agreement are hereinafter referred to as the "Holdback." Until paid in accordance with its



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terms, the Holdback shall be invested by Buyer in accordance with the investment guidelines and utilizing the services of the discretionary investment manager and custodian set forth on Schedule 2(a). Subject to the right of Buyer to set off any Deficiency (as hereinafter defined) against the income generated by the investment of the Holdback as aforesaid (but subject to the limitations set forth in sub Article 10(e)), such income shall be for the benefit of the Holders and shall be paid to the Holders as soon as practicable following the close of each calendar quarter.

                  (b) Post-Closing Adjustment. It is the intention of the parties that, as of the date hereof, the Combined Working Capital (as hereinafter defined) be equal to or greater than $6,664,050. As used herein, "Combined Working Capital" means the combined current assets minus the combined current liabilities of the Corporation and the LLC, determined in accordance with the accounting procedures utilized in preparing the audited financial statements as of September 30, 1997 of the Corporation and the LLC (the "Accounting Procedures"). Buyer shall prepare and deliver to the Holders within 90 days after the date hereof a balance sheet of the Corporation and the LLC (collectively, the "Companies") as of the date hereof (the "Closing Balance Sheet"), which Closing Balance Sheet shall be prepared in accordance with the Accounting Procedures. From the Closing Balance Sheet, Buyer shall determine the Combined Working Capital. The Closing Balance Sheet and Buyer's determination of the Combined Working Capital shall be subject to verification by Holders or their representatives within 30 days of the date of delivery of such information to Holders, during which period Holders or their representatives shall have access to the work papers and such other documents and information relating to the preparation of the Closing Balance Sheet and the determination of the Combined Working Capital as they shall reasonably request. Within that 30 day period, Holders shall



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notify Buyer of any dispute with respect to the Closing Balance Sheet or the determination of the Combined Working Capital. Any such dispute which cannot be resolved after good faith negotiations within 30 days from the date Buyer is so notified shall be referred to a nationally recognized firm of certified public accountants chosen by the certified public accountants of Buyer and the Holders, whose determination on such matters shall be final and binding on the parties and whose fees and expenses shall be shared equally by the parties. If the Combined Working Capital is determined to be less than $6,664,050, any such deficiency shall be paid by Holders to Buyer, together with interest from the date hereof until the date paid at the rate of 6% per annum, within 10 days of such determination , without regard to any limitations on the Sellers' liability to Buyer under Article 10 of this Agreement.

                 3. Non-Compete Agreement. Concurrently with the execution of this Agreement, each of the Holders shall enter into a Non-Compete Agreement with Buyer in the form attached hereto as Exhibit "A".

                 4. Employment Agreement. Concurrently with the execution of this Agreement, Buyer, the Companies and Mr. Forgione shall enter into an Employment Agreement in the form attached hereto as Exhibit "B".

                 5. Representations and Warranties and Agreements of the Holders. As material inducement to Buyer to enter into this Agreement and to close hereunder, the Holders, jointly and severally, hereby make the following representations and warranties to Buyer:



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                           (a) Corporate Status of the Corporation;
Outstanding Stock. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign corporation in the jurisdictions specified in Schedule 5(a), which constitute(s) all the jurisdictions in which such qualification is required. The Corporation has an authorized capital consisting of 500,000 shares of Common Stock, $.01 par value per share, of which 428,640 shares, constituting the Shares, are outstanding and owned by the Holders. All of the Shares are validly issued, fully paid and non-assessable. There are no shares of the Corporation's capital stock held in its treasury. There are no options, warrants, rights, shareholder agreements or other instruments or agreements outstanding giving any person the right to acquire any shares of capital stock of the Corporation, nor are there any commitments to issue or execute any such options, warrants, rights, shareholder agreements, or other instruments or agreements. There are no outstanding stock appreciation rights or similar rights measured with respect to any of the Corporation's capital stock, nor are there any instruments or agreements giving anyone the right to acquire any such rights. The minute books and stock records of the Corporation are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of the Corporation's minute books and stock records, including the Corporation's Certificate of Incorporation and By-Laws and all amendments to both, have been delivered to Buyer or made available for review.



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                           (b) Limited Liability Company Status of the LLC;
Outstanding Membership Interests. The LLC is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware, has the power and authority to own its properties and to carry on its business as it is now being conducted, and is duly qualified to do business as a foreign limited liability company in the State of Georgia, which constitutes the only jurisdiction in which such qualification is required. The LLC is authorized to issue up to an unlimited number of voting and non-voting units of Membership Interests ("Units"), of which 100,000 voting units, constituting the Membership Interests, are outstanding and owned by the Shareholders. All the Membership Interests are validly issued, fully paid and non-assessable. There are no options, warrants, rights, member agreements or other instruments or agreements outstanding giving any person the right to acquire any units of Membership Interests of the LLC, nor are there any commitments to issue or execute any such options, warrants, rights, member agreements, or other instruments or agreements. The minute books and Membership Interest records of the LLC are complete and accurate and all signatures included therein are the genuine signatures of the persons indicated as signing. True, correct and complete copies of the LLC's minute books and Membership Interest records, including the LLC's Articles of Organization and Operating Agreement and all amendments to both, have been delivered to Buyer or made available for review.

                           (c) Subsidiaries and Joint Ventures. Neither the
Corporation nor the LLC directly or indirectly owns or controls any other entities and neither the Corporation nor the LLC has any subsidiary or owns any capital stock, security, partnership interest or other interests



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of any kind in any corporation, partnership, joint venture, association or other entity.

                           (d) Ownership of the Corporation and the LLC.

                                    (i) Ownership of the Corporation. Each of
the Holders is the beneficial and record owner of the Shares set forth next to his name on Schedule 5(d). Each of the Holders has, and hereby transfers to Buyer, good, marketable and unencumbered title to such Shares, free and clear of all liens, security interests, pledges, claims, options and rights of others. There are no restrictions on any Holder's right to transfer the Shares to Buyer pursuant to this Agreement.

                                    (ii) Ownership of the LLC. Each of the
Holders is the beneficial and record owner of the Membership Interests set forth next to his name on Schedule 5(d). Each of the Holders has, and hereby transfers to Buyer, good, marketable and unencumbered title to such Membership Interests, free and clear of all liens, security interests, pledges, claims, options and rights of others. There are no restrictions on any Holder's right to transfer the Membership Interests to Buyer pursuant to this Agreement.

                           (e) Officers; Directors; Bank Accounts. Set forth
on Schedule 5(e) is a correct and complete list of all directors and officers of the Corporation, all Managers of the LLC, all bank accounts and safe deposit boxes of the Companies and all persons authorized to sign checks drawn on such accounts and to have access to such safe deposit boxes.

                           (f) Financial Statements. The consolidating and
individual balance sheets of the Corporation and the LLC as at September 30, 1995, 1996 and 1997 and as at June 30, 1998, and the related statements of income (loss) and cash flows for the fiscal years or the nine month period, as the case may be, ended on the dates of such balance sheets, and all related



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schedules and notes to the foregoing, copies of all of which constitute
Schedule 5(f), were prepared in accordance with generally accepted accounting principles and practices consistently applied throughout the periods reported upon and with past periods subject, as to the interim statements, to customary and non-material year end adjustments, and fairly and accurately present the consolidating financial position of the Corporation and the LLC as at the dates of such balance sheets, and the consolidating results of the operations and cash flows of the Corporation and the LLC for the periods ended on such dates. The financial statements for the one year periods ended on September 30, 1995, 1996 and 1997 were audited by Holtz Rubenstein & Co., LLP, certified public accountants, whose reports are included with such financial statements. Included as part of Schedule 5(f) are true and correct copies of all correspondence sent by all legal counsel for the Corporation and the LLC to the auditors which audited such financial statements in response to letters from Corporation or the LLC to such counsel requesting that such counsel supply the auditors with certain information regarding pending or threatened litigation, unasserted claims and other matters relevant to the auditors' audit of such financial statements.

                           (g) Valid and Binding Agreement. This Agreement and
the documents contemplated hereby have been duly executed and delivered by the Holders and constitute, or will constitute when executed and delivered, the legal, valid and binding obligations of the Holders, enforceable against the Holders in accordance with their terms, except as the enforceability hereof or thereof may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.



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                           (h) Real Estate. (i) Neither the Corporation nor
the LLC has any obligation or duty relating to, or any right, title or interest in, any real estate except those properties disclosed on Schedule 5(h) for which Corporation or the LLC alone holds fee simple title (the "Owned Properties") and those properties disclosed on Schedule 5(h) which the Corporation or the LLC leases or subleases, as tenant or subtenant (the "Leased Properties," and together with the Owned Properties, the "Real Properties"). Disclosed on Schedule 5(h) are all title insurance policies insuring the Corporation's and the LLC's interest in any of the Real Properties, true and correct copies of which are included in Schedule 5(h). Except as described in Schedule 5(h), to the knowledge of the Holders: (A) all Real Properties are available to be used without restriction in the conduct and operation of the business of the Corporation and the LLC, (B) the Owned Properties comply in all material respects with all applicable legal requirements, including, without limitation, all environmental laws and the Americans with Disabilities Act, (C) none of the Owned Properties is subject to a permitted "non-conforming use" or permitted "non-conforming structure" or similar zoning classification, (D) each of the Corporation and the LLC has good and marketable title to each of the Owned Properties, free and clear of all mortgages, liens or other encumbrances, ground leases, leases, exceptions to title and rights of third parties, and (E) all buildings, structures and improvements located on the Owned Properties are located wholly within the boundaries thereof and do not encroach upon any easement under which such encroachment was not permitted.

                                    (ii) Except as disclosed on Schedule
5(h)(ii), to the knowledge of the Holders, all of the buildings, fixtures and improvements situated on and comprising part of the Owned Properties and all heating and air conditioning equipment and all plumbing, sprinkler,



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drainage, electrical and other mechanical facilities and building systems which are part of, or which service, such buildings and improvements, subject to the age and useful life of the foregoing, are in good structural and operating condition and repair and do not require any repairs or replacements other than routine maintenance to maintain them in good condition and repair.

                                    (iii) Except as disclosed on Schedule
5(h)(iii), neither the Corporation nor the LLC has received any notice from the holder of any mortgage presently encumbering any of the Owned Properties, any insurance company which has issued a policy with respect to any of the Real Properties or from any public official or board of fire underwriters (or other body exercising similar functions) claiming any defects or deficiencies in, or suggesting or requesting the performance of any repairs, alterations or other work to, any of the Real Properties, except for any notices as to which all defects and suggested repairs, alterations or other work have been fully performed.

                                    (iv) There are no property management,
employment, service, equipment, supply, security, maintenance, construction, concession or other agreements with respect to or affecting the Real Properties that will burden Buyer after the date hereof, except as disclosed on Schedule 5(h)(iv).

                                    (v) Except as disclosed on Schedule
5(h)(v), to the knowledge of the Holders, all certificates of occupancy and all other licenses, permits, authorizations, consents, certificates and approvals required by all governmental authorities having jurisdiction over the Owned Properties (and to the Leased Properties to the extent required to be obtained by the tenant under the leases for the Leased Properties) and any requisite certificates of the local



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board of fire underwriters (or other body exercising similar functions) have been issued for the Real Properties, have been paid for (to the extent applicable), are valid and in full force and effect, and will not be invalidated, violated or otherwise adversely affected by the execution or performance of this Agreement or the consummation of any of the transactions contemplated herein.

                                    (vi) There are no condemnation proceedings
or any other proceeding in the nature of eminent domain (a "Taking") pending against any of the Real Properties, and to Holders' knowledge, no Taking has been threatened.

                                    (vii) There are no leases, subleases or
other agreements for the use and occupancy of any of the Owned Properties, whether oral or written, except as disclosed on Schedule 5(h)(vii) ("Tenant Leases"). Holders have delivered to Buyer true, correct and complete copies of the Tenant Leases and any and all amendments and supplements thereto. Neither the execution and delivery of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any Tenant Lease.

                                    (viii) Except as disclosed on Schedule
5(h)(viii), no proceedings are pending for an increase or decrease in the assessed valuation of the Owned Property for real estate tax purposes and there are no real estate tax valuation appeals pending.

                                    (ix) No part of the Owned Property
contains, is located within or directly abuts any navigable river or other body of water, tideland, wetland, marsh land or any other similar surface area which is subject to special state, federal or municipal, regulation, control or protection.



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                                    (x) Each of the Real Properties adjoins,
or is part of a building or development which adjoins, dedicated public roadways and has, or is part of a building or development which has, access for motor vehicles to such roadways by valid easements and, to the knowledge of Holders, there are no conditions existing which could result in the termination or reduction of the current access to existing roadways.

                                    (xi) To the knowledge of the Holders, all
essential utilities (including, but not limited to, water, sanitary sewer, storm sewer, gas, electricity and telephone service) are available to each of the Real Properties.

                                    (xii) (A) All leases or subleases and any
and all amendments and supplements thereto (collectively, the "Leases") of the Leased Properties, whether oral or written, are disclosed on Schedule 5(h)(xii)(A), including for each its date, the name of the landlord (and owner if different than the landlord), the name of the lessee and any sublessee, the location and use of the property, the monthly base rental payment, any scheduled or formula increases in base rent, a description of any provisions for tax or expense pass-throughs, the amount of any security deposit, the lease expiration date, all options to renew, expansion rights, termination rights and rights of first offer or refusal to purchase or lease and whether there are any non-disturbance agreements from mortgagees or paramount lessors;
(B) the Holders have delivered to Buyer true, correct and complete copies of all Leases, and all such non-disturbance agreements; (C) except as disclosed on Schedule 5(h)(xii)(C), the Corporation or the LLC is the holder of the lessee's or sublessee's interest, as applicable, in each Lease and neither the Corporation nor the LLC has assigned any Lease or any interest therein or subleased any portion of the Leased Properties; (D) each Lease is in full force and effect; (E) the Companies are not



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and, to the knowledge of Holders, each landlord under any Lease is not, in default under any Lease, and no event has occurred which, with the giving of notice or passage of time or both, would constitute a default by the Corporation or the LLC or, to the knowledge of Holders, any landlord under any Lease; and (F) neither the execution or performance of this Agreement nor the consummation of any of the transactions contemplated herein will result in a breach of or constitute a default under any of the Leases.

                           (i) Personal Property.

                                    (i) Except as disclosed on Schedule
5(i)(i), (A) the Companies have good, valid and marketable title to all personal property, tangible and intangible (including, but not limited to, Intellectual Property, as defined below) owned by them, free and clear of all liens, mortgages, pledges, security interests, restrictions, prior assignments, licenses to third parties, encumbrances and claims of every kind or character, and (B) the Companies are the owner of all the tangible personal property now located in or upon the premises occupied by them and of all personal property that they use in the operation of their business.

                                    (ii) To the knowledge of the Holders,
except as disclosed on Schedule 5(i)(ii), all equipment, furniture and fixtures, and other tangible personal property of the Companies, subject to the age and useful life of the foregoing, is in good operating condition and repair and does not require any repairs or replacement other than normal routine maintenance to maintain such property in good operating condition and repair.

                                    (iii) To the knowledge of the Holders,
except as disclosed on Schedule 5(i)(iii) as to inventory graded "C", "D" and "E", (A) the inventory of the Companies (including raw materials and work in process and finished goods) is usable in the ordinary course



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of their business and all raw materials and work in process are free from defects in workmanship and materials (B) all finished goods graded "A" are saleable in the ordinary course of business within one year of production and all finished goods rated "B" are designated for restricted sale and/or rework within one year of production; and (C) the products sold by the Companies meet the applicable products' and contracts' specifications.

                                    (iv) The Intellectual Property listed on
Schedule 5(i)(iv) (collectively "IP") is the only IP used by the Corporation or the LLC in the operation of its business, exclusive however, of shoprights, knowhow and similar trade secrets. Except as disclosed on Schedule 5(i)(iv), during the period for which the applicable statute of limitations has not expired (the "Open Period"), no claim has been asserted against the Corporation or the LLC involving any conflict or claim of conflict of the IP with the Intellectual Property of others or asserting any rights in the IP. Holders have no knowledge of any basis for any such claim of conflict. To the knowledge of the Holders, the Corporation or the LLC is the sole and exclusive owner of the IP listed on Schedule 5(i)(iv) and, except as set forth in
Schedule 5(i)(iv), has the sole and exclusive right to use such IP. As used herein, "Intellectual Property" shall include trademarks, trade names, logos, service marks, copyrights, patents, pending patent applications, shoprights, know-how, trade secrets, computer programs and computer software and the like and other items commonly known as intellectual property.

                                    (v) The Corporation or the LLC is the
registered owner of the United States and foreign patents and trademarks disclosed on Schedule 5(i)(v) and has applications pending with the U.S. Patent Office and equivalent offices in other countries for the patents and trademarks disclosed on Schedule 5(i)(v) as being pending. Holders have no



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knowledge of any adverse claim of any kind with respect to any of such patents, trademarks or applications therefor, and have no knowledge, nor do they believe there to be any reason, that any such application will not be granted.

                           (j) Accounts Receivable. Each of the accounts
receivable of the Corporation and the LLC outstanding as of the date hereof (an "AR") constitutes on the date hereof a valid claim in the full amount thereof against the debtor charged therewith on the books of the Corporation or the LLC and was acquired in the ordinary course of the Corporation's or the LLC's business. Any AR not collected in full within 75 days after the date hereof, except as a result of unknown defects in, or problems with, products to which the accounts relate and except for accounts that are insured by U.S. governmental agencies, shall conclusively be deemed to be uncollectible and the amount of such AR shall be deducted from the calculation of the Combined Working Capital for purposes of sub Article 2(b). Mr. Forgione (or such designee reasonably acceptable to Buyer) shall have the right to interact with the Companies' customers, in accordance with the credit practices of the Companies currently in effect, to seek to achieve collection of such ARs. To the extent of any amounts paid by the Holders under sub Article 2(b) of this Agreement as a result of the application of the preceding sentence, any future recoveries under such accounts receivable shall be for the benefit of the Holders and the Holders shall have the authority to seek to achieve such recoveries with the cooperation of Buyer.

                           (k) Insurance. The Companies maintain insurance
policies bearing the numbers, for the terms, with the companies, in the amounts, having the named insureds, providing the general coverage, and with the premiums disclosed on Schedule 5(k). All of such policies are in full force and effect, neither the Corporation nor the LLC is in default of any



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provision thereof and all premiums due (without regard to any grace period)
with respect to such policies have been paid. Except as disclosed on Schedule 5(k), neither the Corporation nor the LLC has been refused any insurance for which it has applied and has not received notice from any issuer of any policy issued to it of the insurer's intention to cancel or refusal to renew any such policy issued by such insurer. The Holders believe that the amount of such current insurance is adequate based upon their business evaluation of the availability, affordability and cost-benefit justification for coverages at the time they were procured, subject to a perceived desire for environmental impairment liability coverage with limits and at premiums to be evaluated. True, correct and complete copies of all such policies or other evidence of coverage have been delivered to Buyer.

                           (l) Liabilities. To the Holders' knowledge, neither
the Corporation nor the LLC has any liabilities, whether fixed, contingent, or otherwise, except as and to the extent reflected in the June 30, 1998 Balance Sheet, incurred in the ordinary course of business since June 30, 1998 or disclosed on Schedule 5(l) or in any other Schedule to this Agreement.

                           (m) Contracts, Leases, Agreements and Other
Commitments.

                                    (i) Neither the Corporation nor the LLC is
a party to or bound by any written, oral or implied contract, agreement, lease, power of attorney, guaranty, surety arrangement or other contractual commitment presently in force or having a continuing impact, including but not limited to any contract or agreement for the purchase or sale of merchandise or for the rendition of services, except for the following (which are hereinafter collectively called the "Company Agreements"):

                                             (A) Leases and Tenant Leases
described on Schedule 5(h);



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                                             (B) the 1982 and 1994 Agreement
described in sub Article 5(u)(ii);

                                             (C) employment-related agreements
disclosed on Schedule 5(n)(i); and

                                             (D) agreements involving a
maximum possible liability or obligation per agreement on the part of the Corporation or the LLC of less than $25,000 in the aggregate; and

                                             (E) agreements listed on Schedule
5(m)(i)(E). True, correct and complete copies of all of the Company Agreements (including all amendments thereto) have been delivered to Buyer.

                                    (ii) All of the Company Agreements are in
full force and effect and are valid, binding and enforceable against the respective parties thereto in accordance with their respective terms. Except as disclosed on Schedule 5(m)(ii), Corporation, the LLC and, to the knowledge of the Holders, all other parties to all of the Company Agreements have performed all obligations required to be performed to date under the Company Agreements and none of the Corporation, the LLC or, to the knowledge of the Holders, any such other party is in default or in arrears under the terms thereof, and no condition exists or event has occurred which, with the giving of notice or lapse of time or both, would constitute a default thereunder. The execution of this Agreement and the consummation of the transactions contemplated hereby will not, with or without the giving of notice, the lapse of time, or both, result in an impairment or termination of, or result in a breach of any of the terms or provisions of, or constitute a default under, or conflict with, any Company Agreement. Except as set forth in Schedule 5(m), the



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Holders are not aware of any intention by any party to terminate or amend any
Company Agreement or, if the Corporation or the LLC intends to request a renewal, of any intention to refuse to renew the same upon expiration of its term, excluding, however, anticipated business negotiations regarding the term of future contractual relationships. Schedule 5(m) sets forth all material contracts up for renewal during the period commencing on June 1, 1998 and terminating on December 31, 1998. Except as set forth in Schedule 5(m)(ii), none of the terms or provisions of any Company Agreement (exclusive of any warranty or similar obligations in respect of completed activities) results in an obligation of the Corporation or the LLC for a duration in excess of an additional 12 months after the date hereof or contains operative provisions with any continuing effect after a period of 12 months from the date hereof which the Holders believe now or with the passage of time is likely to materially adversely affect the business, prospects, conditions, affairs or operations of the Corporation or the LLC or any of its/their properties or assets. Except as set forth in Schedule 5(m)(ii), excluding sales at a set price within a subsequent period of six months, no Company Agreement restricts the ability of the Companies to pass-along to customers price increases commensurate with increases of 5% or more in the cost of any individual raw material.

                           (n) Labor Relations, Employees.

                                    (i) Set forth on Schedule 5(n)(i) is a
list of:

                                             (A) all collective bargaining
agreements and any written amendments thereto, as well as all arbitration awards decided under any such collective bargaining agreements, and to the knowledge of the Holders all material and ongoing assurances or modifications, past practices, and/or arrangements made in relation thereto, to which the Corporation or the LLC is a party or by which it is bound; and

                                             (B) all written employment,
managerial, or consulting agreements to which the Corporation or the LLC is a party or by which it is bound. (ii) Set forth on Schedule 5(n)(ii) is a list of all employees of the Corporation and the LLC, broken down by location, together with their rate of compensation, compensation arrangement, title, union affiliation (if any), original date of hire, accrued severance pay, vacation benefits, sick leave benefits (if payable in cash upon termination of employment) and any wage or salary increases, bonus or increase in any other direct or indirect compensation for each employee of the Corporation or the LLC performing services for the Corporation or the LLC.

                                    (iii) Set forth on Schedule 5(n)(iii) is a
list of the names and ages of all retired or former employees of the Corporation or the LLC, if any, who are receiving or are entitled to receive (now or in the future) from the Corporation or the LLC any funded or unfunded pensions, funded or unfunded welfare benefits, or any deferred compensation, including their current annual funded or unfunded pension rates, their current annual funded or unfunded welfare costs, and the amounts of such deferred compensation to which they are entitled.

                                    (iv) Holders have delivered to Buyer (or
made available for review) true, complete and correct copies of all of the documents referred to in Schedule 5(n)(i) hereof and all of the personnel policies, handbooks, procedures, and forms of employment applications relating to the employees of the Corporation or the LLC.

                                    (v) Except as set forth on Schedule
5(n)(v):

                                             (A) there is no union
representing or purporting to represent any of the employees of the Corporation or the LLC and neither the Corporation nor the LLC is subject to any collective bargaining agreements with any union representing or purporting to represent the employees of the Corporation or the LLC;

                                             (B) during the past five years,
there have been no strikes, slowdowns, or other work stoppages, lockouts, grievance proceedings, arbitrations, labor dispute, lawsuit, administrative proceeding or representation questions pending or, to the knowledge of the Holders, threatened (other than a routine negotiation threat), between the Corporation or the LLC on the one hand, and any labor union representing or purporting to represent any employees of the Corporation or the LLC, on the other;

                                             (C) To the knowledge of the
Holders, the Corporation and the LLC have complied in all material respects with all laws relating to the employment of labor, including any provisions thereof relating to wages, overtime bonuses, severance pay, benefits, COBRA, WARN, state and local equivalents to the WARN Act, FMLA, FLSA, state wage/hour laws, hours, collective bargaining, and the payment of social security, unemployment compensation and similar taxes, and neither the Corporation nor the LLC is liable for any arrears of wages or any taxes or penalties for failure to comply with any of the foregoing; and

                                             (D) there are no charges, suits,
actions, administrative proceedings or investigations, and/or claims, instituted by or against, pending, affecting, naming and/or involving or, to the knowledge of the Holders, threatened against the Corporation or the LLC, whether domestic or foreign, before any court, governmental agency, department, board of instrumentality, or before any arbitrator (collectively "Actions"), concerning or in any way directly related to the employees of the Corporation or the LLC, including, without limitation, Actions involving unfair labor practices, wrongful discharge and/or any other restriction on the right of the Corporation or the LLC to terminate its respective employees, employment discrimination, occupational safety and health, and workers' compensation.

                                    (vi) Except as shown on Schedule 5(n)(vi),
there are no express or implied agreements, policies, practices, or procedures, whether written or verbal, pursuant to which any employee or agent or service provider of the Corporation or the LLC is not terminable at will. The Holders have no knowledge of, or reason to believe that, any senior employee of the Companies will leave the employ of the Companies as a result of the transactions contemplated hereby.

                           (o) Employee Benefit Plans.

                                    (i) Schedule 5(o)(i) is a complete and
accurate list of all employee benefit plans which the Corporation, the LLC and any of their respective ERISA Affiliates (as hereinafter defined) maintain, sponsor, contribute to, are liable for (directly or indirectly) or are bound, legally or otherwise, including, without limitation, any profit-sharing, deferred compensation, bonus, payroll, sick leave, consulting, stock option, stock purchase, pension, retainer, consulting, retirement, vacation, change of control, disability, severance, welfare or incentive plan policy, agreement, practice or arrangement; any plan, agreement or arrangement providing for fringe benefits or perquisites to employees, officers, directors or agents of the Corporation, the LLC and any of their respective ERISA Affiliates, including but not limited to benefits relating to employer-supplied automobiles, clubs, medical, dental, hospitalization, life insurance and other types of insurance, retiree medical, retiree life insurance and any other type of benefits for retired and terminated employees; any employment agreement; and any other "employee benefit plan" (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") through the date of this Agreement) (herein referred to individually as "Plan" and collectively as "Plans"). For purposes of this Agreement, "ERISA Affiliate" means all persons and entities which are treated as being under common control with the Corporation or the LLC, as the case may be, or any ERISA affiliate under
Section 414(b), (c), (m) or (o) of the Internal Revenue Code of 1996, as amended ("Code").

                                    (ii) True and complete copies of the
following documents with respect to any Plan of the Corporation, the LLC and each ERISA Affiliate, as applicable, have been delivered to the Purchaser: (A) the most recent Plan document and trust agreement (including any amendments thereto and prior plan documents, if amended within the last two years), (B) the last two IRS Form 5500 filings and schedules thereto, (C) the most recent IRS determination letter, (D) all summary plan descriptions, (E) a written description of each material non-written Plan, (F) each material written communication to employees intended to describe a Plan or any benefit provided by such Plan during the Open Period, (G) the most recent actuarial report, and
(H) all correspondence during the Open Period with the IRS, the Department of Labor and the Pension Benefit Guaranty Corporation ("PBGC") concerning any controversy. Each report described in clause (vii) accurately reflects the funding status of the Plan to which it relates and subsequent to the date of such report there has been no adverse change in the funding status or financial condition of such Plan.

                                    (iii) Each Plan is and has been maintained
in compliance in all material respects with applicable law, including but not limited to ERISA, and the Code and with any applicable collective bargaining agreements or other contractual obligations.

                                    (iv) With respect to any Plan that is
subject to Section 412 of the Code ("412 Plan"), there has been no failure to make any contribution, pay any amount due or meet the minimum funding standards as required by Section 412 of the Code, Section 302 of ERISA or the terms of any such Plan. No 412 Plan has incurred a minimum funding deficiency within the meaning of Section 412 of the Code whether or not waived. The assets of the Corporation, the LLC and their ERISA Affiliates are not now, nor will they after the passage of time, be subject to any lien imposed under Code
Section 412(n) or ERISA Section 302 by reason of a failure of the Corporation, the LLC or any ERISA Affiliate to make timely installments or other payments required under Code Section 412.

                                    (v) As of the date hereof, no Plan that is
subject to Title IV of ERISA has any "Unfunded Pension Liability." For purpose of this Agreement, Unfunded Pension Liability means, as of any determination date, the amount, if any, by which the present value of all benefit liabilities (as that term is defined in Section 4001(a)(16) of ERISA) of a plan subject to Title IV of ERISA exceeds the fair market value of all assets of such plan, all determined using the actuarial assumptions that would be used by the PBGC in the event of a termination of the plan on such determination date.

                                    (vi) Except as reflected on Schedule
5(o)(vi), there are no pending or, to the knowledge of the Holders, threatened claims, actions or lawsuits, other than routine claims for benefits in the ordinary course, asserted or instituted against (A) any Plan or its assets, (B) any ERISA Affiliate with respect to any 412 Plan, or (C) any fiduciary with respect to any Plan for which the Corporation, the LLC or any ERISA Affiliate may be directly or indirectly be liable, through indemnification obligations or otherwise.

                                    (vii) None of the Corporation, the LLC or
any ERISA Affiliate has within the past six years incurred and or reasonably expects to incur (A) any withdrawal liabilities as defined in Section 4201 of ERISA or any actual or contingent liability under Section 4204 of ERISA (collectively, "Withdrawal Liability") and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in Withdrawal Liabilities, or any liability under Sections 4063, 4064, 4071 or 4243, or (B) any outstanding liability under Title IV of ERISA with respect to any 412 Plan.

                                    (viii) Except as reflected on Schedule
5(o)(viii), within the last six years, none of the Corporation, the LLC or any ERISA Affiliate has transferred any assets or liabilities of a 412 Plan subject to Title IV of ERISA which had, at the date of such transfer, an Unfunded Pension Liability or has engaged in a transaction which may be subject to Section 4212(c) or Section 4069 of ERISA.

                                    (ix) None of the Corporation, the LLC or
any ERISA Affiliate has engaged, directly or indirectly, in a non-exempt prohibited transaction (as defined in Section 4975 of the Code or Section 406 of ERISA) in connection with any Plan.

                                    (x) Except as reflected on Schedule
5(o)(x), no Plan that is a non-tax qualified deferred compensation plan has any unfunded liability.

                                    (xi) Neither Buyer nor its affiliates will
have (A) an obligation to make contribution(s) to any multiemployer plan (as defined in Section 3(37) of ERISA), or

(B) any Withdrawal Liability (whether imposed and not yet paid or calculated assuming a complete or partial withdrawal of the Corporation, the LLC or any ERISA Affiliate as of such date not yet imposed) which it would not have had it not entered into the transactions described in this Agreement.

                                    (xii) Except as reflected on Schedule
5(o)(xii), during the last two years there have been no amendments to any Plan, no written interpretation or announcement (whether or not written) by the Corporation, the LLC or any ERISA Affiliate relating to any Plan, there have been and are no negotiations, demands, or proposals which are pending that concern any Plan, nor has any Plan been established, which resulted in or could result in a material increase in (A) the accrued or promised benefits of any employees of the Corporation, the LLC or any ERISA Affiliate and (B) any material increase in the level of expense incurred in respect thereof.

                                    (xiii) There has been no "Reportable
Event" with respect to any 412 Plan subject to Title IV of ERISA within the last five years.

                                    (xiv) Each Plan that provides welfare
benefits has been operated in compliance with all requirements of Sections 601 through 608 of ERISA and (A) Section 162(i)(2) and (k) of the Code and regulations thereunder (prior to 1989) and (B) Section 4980B of the Code and regulations thereunder after 1988, relating to the continuation of coverage under certain circumstances in which coverage would otherwise cease. None of the Corporation, the LLC or any ERISA Affiliate has contributed to a nonconforming group health plan (as defined under Code Section 5000(c) and no ERISA Affiliate has incurred a tax under Section 5000(a) of the Code which could become a liability of the Corporation, the LLC or any ERISA Affiliate.

Except as reflected on Schedule 5(o)(xiv), the Corporation, the LLC or any ERISA Affiliate does not and has not maintained, sponsored or provided post-retirement medical benefits, post-retirement death benefits or other post-retirement welfare benefits to its current employees or former employees, except as required by Section 4980B of the Code and at the sole expense of the participant or the beneficiary of the participant. The Corporation and the LLC have complied in all respects with the requirements of the Health Insurance Portability and Accountability Act of 1996 with respect to each Plan that provides welfare benefits. Neither the Corporation nor the LLC maintains any plan which is an "employee welfare benefit plan" (as such term is defined under Section (l) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed under Section 4976.

                                    (xv) Each Plan that is intended to be a
tax qualified plan under Section 401(a) of the Code ("Tax Qualified Plan") has been determined by the Internal Revenue Service to qualify under Section 401 of the Code, and the trusts created thereunder have been determined to be exempt from tax under the provisions of Section 501 of the Code, and nothing has occurred, including the adoption of or failure to adopt any Plan amendment, which would adversely affect its qualification or tax-exempt status.

                                    (xvi) No Tax Qualified Plan has been
amended since the date of its most recent IRS determination letter which would materially increase its cost and no Plan has been amended in a manner that would require security to be provided in accordance with Section 401(a)(29) of the Code.

                                    (xvii) Except as contemplated herein or
required by law, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will result in any obligation of the Corporation, the LLC or any ERISA Affiliates to make any payment (whether of severance pay, including, and not limited to, salary, related vacation pay, pension pay and other similar payments and costs, or otherwise) or to accelerate, vest or increase the amount of benefits payable to any employee or former employee or director of the Corporation, the LLC or any ERISA Affiliates. Except as listed on Schedule 5(o)(xvii), no Plan or agreement provides for the payment of severance benefits upon the termination of any employee's employment. No amounts paid or payable by the Corporation or the LLC will fail to be deductible for federal income tax purposes by reason of
Section 280G of the Code.

                           (p) Litigation. Except for the matters set forth on
Schedule 5(p), neither the Corporation nor the LLC is a party to or, to the knowledge of the Holders, threatened with any suit, action, arbitration, administrative or other proceeding, either at law or in equity, or governmental investigation by or before any Court, governmental department, commission, board, agency or instrumentality, domestic or foreign; to the knowledge of the Holders, there is no basis for any suit, action, arbitration, or administrative or other proceeding against the Corporation or the LLC including, without limitation, as a result of any product deficiency; there is no judgment, decree, award or order outstanding against the Corporation or the LLC; and except as disclosed on Schedule 5(p) neither the Corporation nor the LLC is contemplating the institution by it of any suit, action, arbitration, administrative or other proceeding. Except as disclosed on Schedule 5(p), as to each of the matters set forth on Schedule 5(p), subject to a retention no greater than $100,000 per claim (or as otherwise disclosed on Schedule 5(p)), the Companies' insurance carrier has agreed to indemnify the Corporation or the LLC, whichever applicable, against any loss (as defined in the applicable policy) resulting to the Corporation therefrom.

                           (q) Suppliers and Customers. Schedule 5(q) is a
complete and accurate list of the names of all suppliers and customers of the Corporation and the LLC which respectively contribute more than 5% of all sales and services to, and orders and use of services from, the Corporation and the LLC ("Suppliers" and "Customers", respectively). To the knowledge of the Holders, except as set forth on Schedule 5(q), (A) the relationships of each of the Corporation and the LLC with their Suppliers and Customers are good commercial working relationships and no Supplier or Customer of the Corporation or the LLC has canceled or otherwise terminated, or threatened to cancel or otherwise terminate, its relationship with the Corporation or the LLC, or has during the last twelve months decreased materially, or threatened to decrease or limit materially, its business with the Corporation or the LLC,
(B) no interruptions or shortages in the supply of raw materials and other key supplies are threatened or anticipated, and (C) no new products have been developed by others that are being evaluated by the Companies' customers, nor are new alternative products or uses being contemplated by the Companies' customers, that would result in a material loss of business to the Companies, render the Companies' products obsolete or otherwise place the Companies' products at a competitive disadvantage. Holders have no knowledge, or specific reason to believe that the acquisition of the Shares and Membership Interests by Buyer in particular, or by any other entity in general, will adversely affect the relationship of the Corporation or the LLC with any such Supplier or Customer but excluding any adverse effect arising out of actual or potential prior evaluations by any such Supplier or Customer of the Buyer unrelated to this transaction. Since October 1, 1997, sales by Companies to Globe have been approximately 600,000 pounds of product, the majority of which occurred since April 1, 1998 and Holders have no specific reason to believe that Globe will disqualify the Companies as continuing suppliers to such customer.

                           (r) Conflicting Interests. Except as disclosed on
Schedule 5(r), no director, officer, manager or employee of the Corporation or the LLC and no Holder or relative or Affiliate of any of the foregoing (a) has any pecuniary interest in any supplier or customer of the Corporation or the LLC or in any other business enterprise with which the Corporation or the LLC conducts business or with which the Corporation or the LLC is in competition;
(b) is indebted to the Corporation or the LLC; (c) is a party to any transaction or agreement with the Corporation or the LLC (apart from such person's status as an employee, consultant, member or stockholder as such); or
(d) has any business or other interest in conflict with the interests of the Corporation or the LLC. The term "Affiliate" as used in this Agreement shall have the meaning given to such term under the Securities Exchange Act of 1934, as amended.

                           (s) Compliance with Law and Regulations. Except as
disclosed on Schedule 5(s), to the knowledge of the Holders, (i) each of the Corporation and the LLC is in compliance in all material respects with all requirements of law, federal, state and local, and all requirements of all governmental bodies or agencies having jurisdiction over each of them, the conduct of their respective business, the use of their respective properties and assets, and all premises occupied by them, (ii) the Corporation and the LLC have obtained and now hold all licenses, permits, certificates, and authorizations needed or required for the conduct of their respective business and the use of their respective properties and the premises occupied by them, and (iii) the Corporation and the LLC have during the Open Period properly filed all reports and other documents required to be filed with any federal, state, local and foreign government or subdivision or agency thereof. Except as disclosed on
Schedule 5(s), neither the Corporation nor the LLC has received any notice from any federal, state or municipal authority or any insurance or inspection body that any of its respective properties, facilities, equipment, or business procedures or practices fails to comply with any applicable law, ordinance, regulation, building or zoning law, or requirement of any public authority or body. To the knowledge of the Holders, (i) all licenses, permits, orders and approvals issued by any governmental body or agency currently in effect and pertaining to the property, assets or business of the Corporation or the LLC are listed on Schedule 5(s) and, (ii) except as noted on Schedule 5(s), none of the items so listed will lapse or expire as a result of the transactions contemplated hereby. To the knowledge of Holders, there are no specific regulations or legislation pending before any federal, state, local or foreign government agency, administration body or legislature which, if adopted, should have a material adverse effect on the business of the Corporation or the LLC.

                           (t) Agreement Not in Breach of Other Instruments
Affecting the Corporation or the LLC; Governmental Consent. Except as disclosed on Schedule 5(t), the execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof: (i) will not result in the imposition of any lien, security interest or encumbrance on any asset of the Corporation or the LLC or in the breach of any of the terms and provisions of, or result in a termination, impairment or modification of or constitute a default under, or conflict with, or cause any acceleration of any obligation of the Corporation or the LLC under, or permit any other party to modify or terminate, any agreement or other instrument by which the Corporation or the LLC is bound, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule or regulation; (ii) do not require the consent of any governmental authority or other person other than the Federal Trade Commission pursuant to any Hart-Scott-Rodino Antitrust Improvements Act filings; and (iii) will not contravene the Corporation's Certificate of Incorporation and bylaws or the LLC's Certificate of Formation and Operating Agreement.

                           (u) Environmental Matters.

                                    (i) Since February 26, 1982, the
Corporation has been the owner of the Owned Property located in Hicksville, New York (the "Hicksville Site"). Immediately prior to February 1982, the Hicksville Site was owned by Hooker Chemical & Plastics Corp. ("Hooker Chemical"). In 1986, the United States Environmental Protection Agency ("EPA") listed the Hicksville Site on the Superfund National Priorities List ("NPL").

                                    (ii) Pursuant to an Agreement For Purchase
By the Corporation of the Specialty Polymers Business of Hooker Chemical dated February 12, 1982 (the "1982 Agreement"), Occidental Chemical Corporation ("Occidental"), as successor to Hooker Chemical, has assumed all responsibility for addressing "Environmental Problems" related to the Hicksville Site as that term is defined in the 1982 Agreement (hereafter "Environmental Problems") in accordance with the terms and conditions of such agreement.

                                    (iii) In response to notices and orders
issued by EPA to Hooker and the Corporation, Occidental has advised EPA that it will address Environmental Problems related to the Hicksville Site. The Corporation has pledged and legally committed its cooperation as property owner in accordance with requirements of law, agreements with the EPA and the above-referenced agreement with Occidental. To the knowledge of the Holders, except as disclosed on Schedule 5(u), EPA has not demanded that the Corporation itself take or fund any investigatory or remedial action with respect to the Hicksville Site.

                                    (iv) Since February 26, 1982, the
Companies have disposed of all hazardous and non-hazardous wastes in full compliance with all applicable Environmental Laws. A complete list of all offsite locations at which the Companies engaged in such disposal is set forth in Schedule 5(u)(iv). The Companies have not received any notice from any governmental authority, employee, group or third party that they are potentially responsible in connection with any waste disposal site or facility used by the Companies.

                                    (v) Except as set forth in Schedule
5(u)(v), the Companies are and at all times since February 26, 1982 have been in full compliance with all material Environmental Laws governing their business, operations, properties and assets, which compliance includes, but is not limited to: (i) the possession by the Companies of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) all requirements relating to the Discharge and Handling of Regulated Substances and Wastes;
(iii) all requirements relating to notice, record keeping and reporting; and
(iv) all applicable writs, orders, judgments, injunctions, governmental communications, decrees, informational requests or demands issued pursuant to, or arising under, any Environmental Law. The Companies have not received any notice from any governmental authority, employee, group or third party alleging that they are not in such full compliance and, to the Holders' knowledge there are no circumstances that may prevent or interfere with such full compliance in the future.

                                    (vi) To the knowledge of Holders, except
as disclosed on Schedule 5(u) all documents filed by or on the behalf of the Companies with any governmental authority pursuant to any Environmental Law were when filed true, accurate and complete in all material respects and did not omit to state any material fact.

                                    (vii) Except as set forth in Schedule
5(u)(vii), there are no Environmental Claims threatened or pending against the Companies. To the Holders' knowledge, since February 26, 1982, except as set forth in Schedule 5(u)(vii), there are and have been no actions, activities, circumstances, conditions, events, or incidents that could form the basis of any Environmental Claim against the Companies. Occidental has not asserted or threatened to assert any Environmental Claim against the Companies pursuant to the 1982 Agreement or otherwise.

                                    (viii) Except as set forth in Schedule
5(u)(viii), the Companies do not use, nor have they used, any aboveground or underground storage tanks, and there are not now nor have there ever been any underground storage tanks beneath any real property currently or previously owned or leased by the Companies. All tanks currently or previously owned or utilized by the Companies have been operated in full compliance with applicable Environmental Laws. All tanks removed and/or decommissioned by the Companies have been removed and/or decommissioned in full compliance with applicable Environmental Laws. At the request of

EPA, the Corporation has not removed a concrete vault at the Hicksville Site pending review of submissions from Occidental currently pending before EPA.

                                    (ix) Except as set forth in Schedule
5(u)(ix), the Companies do not and since February 26, 1982 have never used or stored any polychlorinated biphenyls ("PCBs") at any site currently or previously owned or leased by the Companies. There has been no discharge or release of PCBs at the Hicksville Site on or after February 26, 1982.

                                    (x) The Companies do not and since
February 26, 1982 have never produced, or to the Holders' knowledge, utilized, polyvinyl chloride ("PVC") in their operations, excluding however, the use of chemical compounds as to which PVC's may have been an immaterial component and excluding PVC which is contained in piping and similar "finished products" which the Companies procure for uses other than as chemical raw materials. Other than in de minimis amounts that were remediated in full compliance with all applicable Environmental Laws, and except as disclosed on Schedule 5(u)(x), there have been no discharges or releases of any Regulated Substance at the Hicksville Site on or after February 26, 1982.

                                    (xi) Except as set forth in Schedule
5(u)(xi), there is no asbestos or asbestos containing material ("ACM") in or forming a part of any building, building component, structure, or office space owned or leased by the Corporation or the LLC.

                                    (xii) No approval, decision, authorization
or consent is required under any Environmental Law or under the 1982 Agreement to complete the transaction contemplated by this Agreement, and no permit transfer approval is required for any permit issued pursuant to any Environmental Law.

                                    (xiii) For purposes of this Agreement:

                                             (A) "Discharge" means any manner
of spilling, leaking, dumping, discharging, release or emitting, as any of such terms may further be defined in any Environmental Law, into any medium including, without limitation, groundwater, surface water, soil or air.

                                             (B) "Environmental Claim" means
any notice, lien, claim, action, cause of action, order, communication, investigation, or proceeding (written or oral) by any person or entity alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup, removal or remediation costs, governmental response costs, natural resource damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from
(a) the presence, or release into the environment of any Regulated Substance at any location, whether or not owned or operated by the Companies, and (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

                                             (C) "Environmental Law" means any
and all federal, state, regional, county and local laws, regulations, codes, orders, plans, injunctions, decrees, rulings, and judicial or administrative interpretations thereof, which govern, purport to govern, or relate to pollution, protection of the environment (including, without limitation, ground water, surface water, soil and air) and public health and safety, including, without limitation: the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended by the Superfund Amendment and Reauthorization Act of 1986, 42 U.S.C. 9601, et seq. (collectively, "CERCLA"); the Solid Waste Disposal Act, as amended by the Resource

Conservation and Recovery Act of 1976 and subsequent Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. 6901, et seq. (collectively, "RCRA"); the Hazardous Materials Transportation Act, as amended, 49 U.S.C. 1801, et seq.; the Clean Water Act, as amended, 33 U.S.C. 1311, et seq.; the Toxic Substances Control Act, as amended, 15 U.S.C. 2601, et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, as amended, 42 U.S.C. 11001, et seq. ("EPCRA"); and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. 651, et seq. ("OSHA").

                                             (D) "Handling" means any manner
of generating, accumulating, storing, treating, disposing of, transporting, transferring, labeling, handling, manufacturing or using, as any such terms may further be defined in any Environmental Law, of any Regulated Substance.

                                             (E) "Regulated Substance" shall
be broadly construed to include without limitation any chemical, pollutant, contaminant, material, waste, toxic or hazardous substance, petroleum, petroleum product, asbestos, asbestos containing material, and PCB regulated, listed, or controlled by, under or pursuant to any Environmental Law.

                                             (F) "Waste" shall be broadly
construed to include bulky wastes, construction and demolition debris, garbage, solid wastes, liquid wastes, recyclable materials, sludge, special wastes, used oils, and plant and yard trash as those terms are defined under any Environmental Law.

                           (v) Tax Matters.

                                    (i) Definitions. The following terms shall
have the meanings set forth in this sub Article 5(v) for purposes of this sub
Article 5(v) and Article 11 of this Agreement:

                                             "Code" means the Internal Revenue
Code of 1986, as amended, or any successor statute. All references to specific sections of the Internal Revenue Code shall be deemed to include any provisions of the Internal Revenue Code (or a related statute) which replace or supersede the sections in effect at the time this Agreement is executed.

                                             "Regulation" or "Treasury
Regulation" means regulations issued under the Code as such regulations may be amended. All references herein to specific sections of the Regulations shall be deemed also to refer to any provisions of the Regulations which replace or supersede the sections in effect at the time of the execution of this Agreement.

                                             "Return" and "Returns" mean any
return, report, declaration, estimate, information statement, claim for refund, notice, form or any other kind of document, including any schedule or attachment thereto, and including amended versions of any of the foregoing, relating to or required to be filed in connection with any Tax.

                                             "Tax" and "Taxes" means any
federal, state (including District of Columbia), local, foreign (including possessions or territories of the United States) or other tax (whether income, gross receipts, franchise, excise, customs, sales, use, value added, ad valorem, real or personal property, license, transfer, employment, social security or any other kind of tax or payment in lieu of tax no matter how denominated including any amount payable by the Corporation and the LLC pursuant to a tax-sharing or other agreement relating to the sharing or payment of tax), or any assessment, levy, impost, withholding, fee or other governmental charge in the nature of a tax, and shall include all additions to tax, interest, penalties and fines with respect thereto.

                           (ii) Tax Matters Relating to Corporation and LLC.
Except as disclosed on Schedule 5(v), to the knowledge of the Holders:

                                             (A) Each of the Corporation and
the LLC has filed when due in a timely fashion all Returns that are required to be filed on or before the date hereof by or with respect to the Corporation and the LLC. All such Returns are correct and complete. Neither the Corporation nor the LLC is the current beneficiary of any extension of time within which to file any Return. No claim has been made by a taxing authority in a jurisdiction where the Corporation and the LLC do not file Returns that any of them is or may be subject to or liable for any Tax imposed by that jurisdiction.

                                             (B) All Taxes for which each of
the Corporation and the LLC is liable and that are due on or before the date hereof (whether or not shown to be due on any Return) have been paid when due in a timely fashion. There are no liens on any assets of the Corporation or the LLC that arose in connection with any failure (or alleged failure) to pay any Tax other than liens for Taxes not yet due and payable or for Taxes that the Corporation or the LLC or the Holders are contesting in good faith through appropriate proceedings as set forth on Schedule 5(v)(ii)(B).

                                             (C) Each of the Corporation and
the LLC has withheld or collected and paid or deposited all Taxes required to have been withheld or collected and paid or deposited in connection with amounts paid or owing to any employee, independent contractor, creditor, shareholder, member, partner or other third party.

                                             (D) No taxing authority has
asserted, or threatened to assert, any adjustment, deficiency or assessment for any Taxes against the Corporation, the LLC or the Holders (with respect to Taxes of the Corporation or the LLC), and no basis exists for any such adjustment, deficiency or assessment which would result in additional taxes owed by the Corporation or the LLC or the Holders (with respect to the Corporation or the LLC) for any period for which Returns have been filed.
Schedule 5(v)(ii)(D) lists all federal, state, local, and foreign income Returns filed with respect to the Corporation and the LLC for taxable periods ended on or after September 30, 1994 and indicates those Returns of the Corporation and the LLC that have been audited and those Returns of the Corporation, the LLC and Holders with respect to Taxes of the Corporation and the LLC that currently are the subject of audit. The Holders have delivered to Buyer correct and complete copies of all federal, state, local and foreign income tax Returns filed, examination reports issued, and statements of deficiencies assessed against or agreed to by the Corporation or the LLC or the Holders (with respect to Taxes of the Corporation or the LLC) since September 30, 1994.

                                             (E) Neither the Corporation nor
the LLC nor the Holders (with respect to Taxes of the Corporation or the LLC) have waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax adjustment, assessment or deficiency except for such waivers or extensions which, by their terms, have elapsed as of the date of this Agreement.

                                             (F) Except as set forth on
Schedule 5(v)(ii)(F), neither the Corporation nor the LLC has any income or gain that may be reportable for a period ending after the date hereof without the receipt of an equal amount of cash during such period, which is attributable to a transaction occurring in, or a change in accounting method made for, a period ending on or prior to the date hereof.

                                             (G) There are no currently
outstanding requests made by any of the Corporation or the LLC or the Holders (with respect to Taxes of the Corporation or the LLC) for tax rulings, determinations or information that could affect the Taxes of the Corporation or the LLC or the Holders (with respect to Taxes of the Corporation or the LLC).

                                             (H) Schedule 5(v)(ii)(H) lists
all Returns (other than income tax returns) filed with respect to the Corporation and the LLC for taxable periods ending on or after September 30, 1994.

                                             (I) Neither the Corporation nor
the LLC has been obligated to deduct and withhold Taxes under Code Section
1441.

                                             (J) None of the Holders is a
nonresident alien individual within the meaning of Code Section 7701(b).

                                             (K) Neither the Corporation nor
the LLC is or was, within the past six years, a party to any Tax allocation or sharing agreement except as set forth on Schedule 5(v)(ii)(K). The Corporation has not been a member of an affiliated group defined in Code Section 1504(a) filing a consolidated federal income Tax Return and does not have any liability for the Taxes of any person under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor by contract or otherwise. Neither the

Corporation nor the LLC has been a member of a group of companies filing a unitary, consolidated or combined state Return except as set forth on Schedule 5(v)(ii)(K).

                                    (iii) Tax Matters Relating to the LLC. The
LLC is, and has been since its creation, classified and taxed as a partnership for federal, state, and local income tax purposes and has not made an election that would result in the LLC being taxed as other than a "partnership" for income tax purposes, including but not limited to, by filing Form 8832 "Entity Classification Election."

                                    (iv) Tax Matters Relating to Corporation.
The Corporation is, and at all times since March 1, 1986, has been, qualified as an "S" corporation under the Code. The Corporation is, and at all times since January 1, 1998, has been qualified as an "S" corporation in New York State and under comparable laws of the states listed on Schedule 5 (v)(iv). With respect to any tax periods ending on or before the date hereof, the Corporation is and has not been subject to tax under Code Section 1374 or 1375. The Corporation has not made an election under Code Section 1361(b)(3) with respect to any wholly owned subsidiary.

                           (w) Year 2000 Warranty. The Holders have no reason
to believe that the Companies will have to incur costs in excess of $250,000 for its software to be "year 2000 compliant".

                           (x) Conduct of Business; No Material Adverse
Change. Since September 30, 1997, (A) the Companies have conducted their business in a good and diligent manner in the ordinary and usual course, and
(B) there has not been and, to the knowledge of the Holders, there is not threatened, any material adverse change in the financial condition, business, prospects or affairs of the Corporation or the LLC, or any material physical damage or loss to any of their respective properties or assets or to the premises occupied by them (whether or not such damage or loss is covered by insurance).

                 6. Representations and Warranties and Agreements of Buyer. As material inducement to Holders to enter into this Agreement, Buyer makes the following representations and warranties to Holders:

                           (a) Corporate Status and Authority. Buyer is a
corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and has the corporate power to acquire the Shares and the Membership Interests to be acquired hereunder. The execution, delivery and performance of this Agreement by Buyer have been duly authorized by all necessary corporate action on the part of Buyer, and this Agreement constitutes the valid and binding obligation of Buyer, enforceable against it in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium and other similar laws affecting creditors' rights generally and by general principles of equity.

                           (b) Agreement Not in Breach of Other Instruments
Affecting Buyer. The execution and delivery of this Agreement, the consummation of the transactions provided for herein, and the fulfillment of the terms hereof by Buyer (i) do not and will not, with or without the giving of notice, the lapse of time, or both, result in the breach of any of the terms and provisions of, or constitute a default under, or conflict with, or cause any acceleration of any obligation of Buyer under, any agreement, indenture or other instrument by which Buyer is bound, Buyer's Certificate of Incorporation or Bylaws, any judgment, decree, order, or award of any court, governmental body, or arbitrator, or any applicable law, rule, or regulation, and (ii) do not require the consent of any governmental authority or other person other than the Federal Trade Commission pursuant to any Hart-Scott-Rodino Antitrust Improvements Act filings.

                           (c) Solvency. As of the Date hereof and after
giving effect to all of Buyer's borrowings to finance the transactions contemplated hereby, (i) the present fair saleable value of all properties of the Buyer on a going concern basis (that is, the amount which may be realized within a reasonable time under the circumstances then existing either through collection or sale at the regular market value, conceiving the latter as the amount which could be obtained for the property in question by a capable and diligent business person from any interested buyer who is willing to purchase under ordinary selling conditions), will exceed the amount of all debts and liabilities (including contingent, subordinated, unmatured and unliquidated liabilities) of the Buyer; (ii) the Buyer will not have an unreasonably small capital with which to conduct is business operations as proposed to be conducted, and (iii) the Buyer will have sufficient cash flow to enable it to pay its debts as they mature.

                           (d) Certain Indemnification and Protections.

                                    (i Buyer has heretofore requested of
individuals who are Holders, Directors, Managers, Officers and Employees of the Companies various actions (including assistance in the preparation of financial information) to assist the Buyer in the preparation of an intended Rule 144A Placement Memorandum which contemplates that the Buyer will incur certain new indebtedness to refinance and/or increase its existing debt (the "Institutional Note Indebtedness"). As regards any claims by any third party (including and purchasers of the Institutional Note Indebtedness) relating to or arising out of such Rule 144A Placement Memorandum (a "PM Claim"), Buyer shall indemnify such individuals and hold them harmless against any loss or damage resulting to such individuals from a PM Claim, unless such loss or damage resulted from the adjudicated or admitted willful misrepresentation or gross negligence on the part of the indemnified individuals in providing information used or relied upon for use within or in connection with such Rule 144A Private Placement Memorandum.

                                    (ii The provisions of sub Article 10(c)(i)
shall apply, mutatis mutandis, to any claim for indemnification hereunder.

                                    (iii Nothing contained in sub Article
6(d)(i) above shall reduce, waive, limit or otherwise adversely affect the obligations of the "Holders", or the rights of the Buyer, under this Agreement.

                 7. Continuation and Survival of Representations and Warranties.

                           (a) All representations and warranties hereunder
shall survive the consummation of the transaction provided for in this Agreement and shall expire on the second anniversary of the date hereof, except that the representations set forth in sub Articles 5(a), 5(b), 5(d), 5(g), 5(o), 5(p), 5(u) and 5(v) shall expire upon expiration of the applicable statute of limitations.

                           (b) Notwithstanding the foregoing, there shall be
no expiration with respect to knowing misrepresentations on the part of the Holders. Knowing misrepresentation shall mean any breach of a representation or warranty that is qualified as to the Holders' knowledge or any knowing breach of a representation or warranty that is not qualified as to the Holders' knowledge.

                           (c) Except as may be specifically cross referenced
in any Schedule hereto, each representation, warranty and covenant contained herein is independent of all other representations, warranties and covenants contained herein (whether or not covering an identical or a related subject matter) and must be independently and separately complied with and satisfied. No representation or warranty of the Holders contained herein shall be deemed to have been waived, affected or impaired by any investigation conducted by Buyer. The representations and warranties set forth hereinabove comprise all subjects which the Buyer has deemed material, and no liability under sub Article 10(b)(i) shall arise or be inferred based upon any subject which is not specifically encompassed by the above representations and warranties.

                           (d) Whenever a representation is made to the
knowledge of the Holders, (i) such knowledge shall include the actual knowledge of any of the Holders together with the knowledge that the Holders reasonably should have acquired after inquiry by them to such officers or managers of the Companies having responsibility for the subject matters to which the representation or warranty relates, and the Holders shall be entitled to rely on information obtained following inquiry made of such officers and managers as are referred to above and (ii) there shall be no obligation of supplemental inquiry (except as contemplated in (i) above) or of independent investigation, unless the inquiry contemplated in (i) above reasonably should have prompted the Holders to seek further clarification or information from any personnel of the Companies or from the Companies' existing professional advisors, customers and suppliers.

                 8. Deliveries by the Holders at Closing. Concurrently with the execution of this Agreement, the Holders will deliver or cause to be delivered to Buyer the following in form and substance reasonably acceptable to counsel to Buyer:

                           (a) stock certificates representing the Shares,
duly endorsed by the Holders in blank, or with stock transfer powers executed by such Holders in blank attached;

                           (b) certificates representing all the issued and
outstanding Membership Interests of the LLC, duly endorsed by the Holders in blank, or with stock transfer powers executed by such Holders in blank attached;

                           (c) the written resignations of all directors of
the Corporation and all managers of the LLC, except Mr. Forgione, dated and effective as of the date hereof in respect of all positions held by any of them with the Corporation, the LLC or any Benefit Plan;

                           (d) general releases in favor of the Corporation
and the LLC (and their successors or assigns) executed by each director of the Corporation and each Manager of the LLC; provided, however that all protections in favor of the Holders (in whatever capacity as Holder, director, officer, manager or employee may be applicable) which arise under any indemnification obligation contained in the organizational documents or by-laws or operating agreements of the Companies or in any actions taken by any governing body of the Companies or as contained in any agreement or as may arise by operation of law or pursuant to the coverage provided by any policy of insurance shall continue in full force and effect in accordance with the terms thereof, except if and to the extent that such indemnification relates to an action or omission constituting a breach of any representation, warranty or covenant hereunder in favor of the Buyer or for which Buyer is entitled to indemnification as provided in Section 10 hereof;

                           (e) "good standing" and "no tax lien" certificates
for the Corporation and the LLC issued by each jurisdiction in which the Corporation and the LLC is incorporated and qualified to do business as a foreign corporation, a certified copy of the Certificate of

Incorporation of the Corporation, and all amendments thereto, and the Articles of Organization of the LLC, and all amendments thereto, issued by the Department of State of their respective states of organization, all of which shall be dated as of a date within fifteen days prior to the date hereof;

                           (f) the Non-Compete Agreements attached hereto as
Exhibit "A", duly executed by each of the Holders who is a party thereto;

                           (g) the Employment Agreement attached hereto as
Exhibit "B", duly executed by Mr. Forgione;

                           (h) the favorable legal opinion of Jacobson,
Mermelstein & Squire, LLP, counsel for Holders, dated the date hereof, as to the matters set forth in Exhibit "C" attached hereto;

                           (i) all affidavits, indemnities and other
agreements required by the Title Company engaged by the Buyer to permit it to issue to Buyer the Owner's Policy of Title Insurance with respect to the Owned Properties;

                           (j) the agreement of Mr. McCann in the form
attached hereto as Exhibit "D"; and

                           (k) releases (in the form of a return of loan
documents marked "paid") from State Street Bank on behalf of itself and all other lending banks confirming that all indebtedness has been repaid (based upon the wire transfer made pursuant to Article 2(a)(i)(A)), accompanied by executed U.C.-3 termination statements and mortgage releases to be available for filing by the Buyer in respect of the Companies.

                 9. Deliveries by Buyer at Closing. Concurrently with the execution of this Agreement, Buyer will deliver or cause to be delivered to Holders the following:

                           (a) evidence of payment to the Bank pursuant to sub
Article 2(a) of this Agreement in full;

                           (b) the aggregate amount of $110 million minus the
payment to the Bank pursuant to sub Article 2(a) of this Agreement;

                           (c) the Certificate of the President or Secretary
of Buyer, dated as of the date hereof, confirming that the necessary corporate action has been taken to authorize the consummation by Buyer of the transaction provided for herein;

                           (d) the Non-Compete Agreements attached hereto as
Exhibit "A", duly executed by Buyer; and

                           (e) the Employment Agreement attached hereto as
Exhibit "B", duly executed by Buyer and, pursuant to Buyer's authorization, by each of the Companies.

                 10. Indemnification of Buyer.

                           (a) Basic Provision. The Holders hereby jointly and
severally indemnify and agree to hold harmless Buyer, the Corporation and the LLC and each of their respective successors and assigns and each such entity's officers, directors, shareholders and agents (each of whom shall be a third party beneficiary hereof) from, against and in respect of the amount of any and all Deficiencies (as hereinafter defined).

                           (b) Definition of "Deficiencies". As used in this
Article 10, "Deficiencies" means any and all loss or damage resulting from:

                                    (i) any breach of any representation or
warranty, or any non-fulfillment of any representation, warranty, covenant or agreement on the part of the Holders contained herein;

                                    (ii) all unfunded liabilities under any
Plan, and any tax or penalty incurred in connection with, or with respect to, such unfunded liabilities; (iii) (A) any Taxes of the Corporation or the LLC with respect to any Tax year or portion thereof ending on or before the date hereof (or for any Tax year beginning before and ending after the date hereof to the extent allocable (as determined in a manner consistent with sub Article 11(a) to the portion of such period beginning before and ending on the date hereof);

                                            (B) any unpaid Taxes of any person
(other than that of the Corporation or the LLC) under Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign law), or as a transferee or successor, by contract or operation of law, or otherwise;

                                    (iv) any liabilities or obligations of the
Corporation or the LLC to any director, officer, employee, consultant or other person (other than Holders) arising as a result of the acquisition by Buyer of the Shares and the Membership Interests; and

                                    (v) (i) any claim by McWorther
Technologies, Inc. with respect to US Patent No. 5,637,654 as described in
Schedule 5(i)(iv); and (ii) the claim by Leo R. Belanger and Patricia A. Belanger described in Schedule 5(p), and the claims by Alliance Tech and National Starch described in Schedule 5(l), but only to the extent such loss or damage is not covered by insurance.

                                    (vi) any and all actions, suits,
proceedings, demands, assessments, penalties, liabilities, judgments, reasonable attorneys' fees, costs, expenses and interest incident to any of the foregoing, provided that the Deficiency shall have been established.

                  (c) Procedures for Establishment of Deficiencies.

                                    (i) In the event that any claim shall be
asserted against Buyer, the Corporation or the LLC which, if sustained, would result in a Deficiency, Buyer, within a reasonable time after learning of such claim, shall notify the Holders of such claim, and shall extend to the Holders a reasonable opportunity to defend against such claim, at the Holders' sole expense and through legal counsel reasonably satisfactory to Buyer, provided that the Holders proceed in good faith, expeditiously and diligently. Buyer shall, at its option and expense, have the right to participate in any defense undertaken by the Holders with legal counsel of its own selection. If the Holders, in the reasonable judgment of Buyer, have failed to prosecute such defense in good faith in an expeditious and diligent manner, Buyer shall have the right to defend and/or settle such claim on behalf of the Holders. No settlement or compromise of any claim which may result in a Deficiency may be made by the Holders without the prior written consent of Buyer unless the proposed settlement is solely a monetary settlement and prior to such settlement or compromise, any Deficiency (including the costs of defense) shall first be charged against and shall be payable out of the Holdback, or, if the Holdback has been or is likely to be exhausted, the Holders acknowledge in writing their obligation to pay in full the amount of the settlement and all associated expenses and Buyer is furnished with either (A) security reasonably satisfactory to Buyer that the Holders will in fact pay such amount and expenses, or (B) a full release from the claimant in form and substance reasonably satisfactory to Buyer.

                                    (ii) In the event that Buyer asserts the
existence of any Deficiency, Buyer shall give written notice to the Holders of the nature and amount of the Deficiency asserted. Buyers shall reasonably cooperate with such actions as the Holders or their representative may seek to take to mitigate the impact of any alleged breach. Such request shall not be deemed to constitute an admission of liability on the part of the Holders. If the Holders, within a period of 15 business days after the giving of such notice by Buyer, shall not give written notice to Buyer announcing their intention to contest such assertion of Buyer (such notice by the Holders being hereinafter called the "Contest Notice"), such assertion of Buyer shall be deemed accepted and the amount of the Deficiency shall be deemed established. In the event, however, that a Contest Notice is given to Buyer within said fifteen-day period, then the contested assertion of a Deficiency may be established by judicial determination.

                                    (iii) Buyer and the Holders may agree in
writing, at any time, as to the existence and amount of a Deficiency, and, upon the execution of such agreement, such Deficiency shall be deemed established.

                  (d) Payment of Deficiencies. Any Deficiency shall first be payable out of the Holdback. Thereafter, the Holders, jointly and severally, hereby agree to pay in cash the amount of each established Deficiency to Buyer within five days after the final establishment thereof. Any amounts not paid by the Holders when due under this sub Article 10(d) shall bear interest from the due date thereof until the date paid at a rate equal to 3% over the "prime rate" as published from time to time in the Wall Street Journal.

                  (e) Limitation. Notwithstanding the foregoing, there shall be no liability for any Deficiency: (a) unless the aggregate of all Deficiencies exceeds $100,000, in which event there shall be liability for all Deficiencies, and (b) to the extent that the aggregate of all Deficiencies exceeds $10 million, in which event there shall be liability for all Deficiencies up to an aggregate of $10 million. Notwithstanding the foregoing provisions of this sub Article 10(e) or any other provisions in this Agreement, there shall be no limitation on the joint and several liability of the Holders to Buyer under this Article 10 for (i) any Deficiency described in sub Articles 10(b)(ii), (iii), (iv) and (vi) (as it relates to sub Articles 10(b)(ii), (iii) and (iv)), (ii) any Deficiency relating to or arising from any breach of a representation or warranty of the Holders that is qualified as to the Holders' knowledge or any knowing breach of a representation or warranty of Holders herein that is not qualified as to the Holders' knowledge, or (iii) any Deficiency relating to or arising from the breach of the representations or warranties set forth in sub Articles 5(a), 5(b), 5(d) and 5(g), provided, however, that the liability arising pursuant to this Article 10 shall in no event exceed the sum of $110,000,000.

       11. Tax Covenants Relating to the Corporation and the LLC.

                           (a) The following provisions shall govern the
allocation of responsibility as between Buyer and Holders for certain Tax matters following the date hereof.

                                    (i) Holders at their expense shall timely
prepare or cause to be prepared and file or cause to be filed all Returns for the Corporation and the LLC for all tax periods ending on or prior to the date hereof which are filed after the date hereof. Copies of all such returns shall be made available to Buyer at least 10 days prior to the date on which they are to be filed. If any such Return indicated that the Corporation or the LLC has incurred any liability for Tax, the Holders shall cause such Tax to be paid to the appropriate tax authority on or before the last date on which payment thereof may be made without penalty.

                                    (ii) Buyer at its expense shall timely
prepare or cause to be prepared and file or cause to be filed all Returns for the Corporation and the LLC for Tax periods which begin before the date hereof and end after the date hereof and shall pay the Taxes due with respect to such Returns. Holders shall pay to Buyer the excess of (1) a pro rated amount (calculated as described in sub Article 11(a)(ii)(A), (B) or (C)) of the Taxes of each of the Corporation and the LLC for any such period over (2) the amount of the Taxes paid by each of the Corporation and the LLC (or by the Holders in respect of attributed net income of the Corporation or the LLC) on or prior to the date hereof with respect to such period. Such payment by Holder to the Buyer shall be made within 15 days after receipt by the Holder of a request for payment from Buyer which includes the Return, if available, or any other document used to calculate the pro rated amount of the Taxes.

                                             (A) In the case of Taxes imposed
upon or measured by net income (except if the Taxes arise by reason of an election under Section 338(h)(10) of the Code), the pro rated amount shall be the amount of the Taxes for the period, multiplied by a fraction, the numerator of which shall be the net income and gain of the Corporation or the LLC, as the case may be, for that portion of the tax period ending on the date hereof, and the denominator or which shall be the net income and gain of the Corporation or the LLC, as the case may be, for the period.

                                             (B) In the case of all Taxes
imposed upon or measured by property or capital, the pro rated amount shall be based upon the number of days in the period up to and including the date hereof divided by the total number of days in the tax period.

                                             (C) In the case of all Taxes
other than those imposed upon or measured by net income (except if the Taxes arise by reason of an election under Section 338(h)(10) of the Code)or property or capital, including but not limited to gross receipts taxes, sales and use taxes, and payroll taxes, the pro rated amount shall be based upon the transactions occurring on or before the date hereof.

                           If the amount of any Taxes paid by the Corporation
or the LLC (or by the Holders in respect of attributed net income of the Corporation or the LLC) on or prior to the date hereof with respect to any tax period which includes the date hereof but which does not end on or before the date hereof exceeds the amount of such Tax pro rated to the portion of the period ending on the date hereof, Buyer shall at the expense of the Holders and using such accountant or legal counsel as the Holders may reasonably propose and who shall receive authorization by the Corporation, the LLC and/or Buyer to act as attorney in respect of such tax matter: (i) cooperate to enable the preparation, execution and filing of such claims for refund or adjustment as the Holders may reasonably request, (ii) shall provide such information as may reasonably be relevant or useful to enable such claims for refund or adjustment to be filed and pursued, and (iii) shall pay to Holder the amount of such excess within 15 days of its realization by Buyer. In amplification and not in limitation of the foregoing, Buyer shall authorize a continuation of the ongoing proceeding commenced by the Corporation and seeking a refund of, and reduction of the value appraised in respect of, applicable local real estate taxes. In the event of any refund,

Holders agree that such recovery shall be reduced by 100% of all contingent payments paid to the law firm representing the Corporation in such proceeding, notwithstanding that such legal services have provided a future benefit to the Buyer.

                           (iii) Holder and Buyer agree that payments made
pursuant to this sub Article are intended to be adjustments to the Purchase Price for the Shares and Membership Interests purchased from Holders.

                  (b) All tax sharing agreements or similar agreements with respect to or involving the Corporation shall be terminated as of the date hereof and, after the date hereof, the Corporation shall not be bound thereby or have any liability thereunder.

                  (c) All transfer (including real estate), documentary, sales, use, stamp, registration and other such Taxes incurred in connection with this Agreement shall be paid by Holders when due, and Holders shall, at their own expense, file all necessary Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and, if required by applicable law, Buyer will, and will cause its affiliates to, join in the execution of any such Returns and other documentation.

                  (d) Buyer and the Holders shall cooperate fully (and cause the Corporation and the LLC to cooperate fully), as and to the extent reasonably requested by the other party, in connection with the preparation, execution and filing of Returns and claims for refund of tax pursuant to this Agreement and any audit, contest, litigation or other proceeding with respect to Taxes. Such cooperation shall include retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making themselves, in the case of the Holders, and employees, in the case of the Buyer, available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Holders agree (1) to retain all books and records with respect to Tax matters pertinent to the Corporation and the LLC relating to any Tax period beginning before the date hereof until the expiration of the stature of limitations (and, to the extent notified by Buyer, any extensions thereof) of the respective taxable periods (unless such items were transferred pursuant to this Agreement), and to abide by all record retention agreements entered into with any Tax authority, and (2) to give Buyer reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the Buyer so requests, Holders shall allow the Buyer to take possession of such books and records.

                  (e) Buyer and the Holders agree, upon request, to use their best effort to obtain any certificate or other document from any governmental authority or any other person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

                  (f) Buyer and Holders agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043 and all Regulations promulgated thereunder.

                  (g) Buyer shall promptly notify the Holders in writing of the commencement of any claim, audit, examination, or other proposed change or adjustment by any tax authority concerning any Tax or other similar claim or assessment for which the Holders may be responsible (a "Tax Claim"); provided, however, that failure to give such notice shall not relieve any party from its obligation to indemnify with respect to any such Tax Claim except to the extent of actual prejudice. Holders shall have the right to employ counsel of their choice at their expense and to participate with Buyer, Corporation and the LLC in resolving any dispute of Taxes with respect to tax periods beginning before the date hereof through the appropriate administrative offices and in the courts, and shall have primary responsibility for the conduct of any such proceedings relating solely to periods ending on or before the date hereof.

                  (h) Except as otherwise provided in this Article 11, the party preparing a Return or required to prepare a Return shall control resolution of any audit or investigation, and any proceedings with taxing authorities, with respect to the Tax liability relating to such Return. However, the party entitled to control any such audit, investigation or proceeding shall extend to the party with economic liability for any Taxes at issue therein the opportunity to assume the defense of the matter using accountants or tax counsel reasonably proposed by the party having such economic liability.

                  (i) Tax Covenants Relating Solely to the LLC.

                           (i) The Holder shall include Buyer as a partner on
the LLC's federal partnership income tax return for the taxable period ending at the close of business on the date hereof ("LLC's Final Return") and shall provide Buyer respectively, with a separate Form K-1 prepared for each of them. On such tax return and Form K-1, Buyer shall be shown as partners owning 100% of the capital interest and 100% of the profits interest of LLC at the close of business on the date hereof, but no items of income, gain, loss, or deduction shall be allocated to Buyer on such tax return or the Form K-1 prepared for each of them.

                           (ii) The Holders shall cause the LLC to timely file
with the LLC's Final Return, and no later than the time prescribed for filing such Return, a statement conforming to the requirements prescribed in Treasury Regulation ss.1.754-1(b)(1) making the election permitted under section 754 of the Code to adjust the basis of the LLC's property in the manner provided in sections 743 and 755 of the Code.

                           (iii) Holders shall deliver to Buyer fifteen days
prior to the date it intends to file the LLC's Final Return a copy of such Return (together with all attachments, schedules and elections) and Buyer shall within five days of the receipt of such Return provide to Holders any comments with respect to such Return. Holders agree to incorporate within such Return any revisions to such Return proposed by Buyer unless Holders receive a written opinion of Holtz Rubinstein) or of recognized tax counsel, (which is provided to Buyer at least 5 days prior to the date Holders intend to file the LLC's Final Return), that making such revisions would subject Holders to a penalty or additions to tax.

                           (iv) Holders shall cause the LLC to timely file IRS
Form 8308 as required by and conforming to the requirements set forth in Treasury Regulations ss.1.6050K-1 and section 6050K of the Code.

                           (v) Holders agree to promptly pay any tax liability
or to include on their individual tax returns their distributive share of each item of income, gain, loss or deduction as determined by the Buyer's accountant for the period included in any such Return which is attributable to a period beginning before and ending on the date hereof, as if such period constituted a separate taxable year with respect to which the books of the LLC were closed when such period ended at the close of business on the date hereof.

                           (j) Covenants Relating to the Corporation. Buyer
and Holders agree that each will join in making the election under Section 338(h)(10) of the Code with respect to the purchase by Buyer of all of the Shares as contemplated by this Agreement. Buyer and Holders acknowledge that pursuant to such election, the Corporation will be treated for federal income tax purposes (and under state and local income tax laws, to the extent permitted) as having sold its assets in the manner set forth in Treasury Regulation Section 1.338(h)(10)-1. The parties acknowledge that (i) for federal income tax purposes, the Corporation shall be deemed to have sold all of its assets at the date hereof and distributed the proceeds received from the Buyer in liquidation of the Corporation, (ii) the Corporation's final "S" corporation tax year will end at the close of business on the date hereof, and (iii) as of the opening of business on the day after the date hereof, Corporation will be deemed to be a new corporation which purchased all of its assets. Buyer and Holders shall report all transactions and make all filings with the Internal Revenue Service (and state and local income tax authorities, to the extent permitted) consistent with this election. The election under Section 338(h)(10) of the Code shall be made on Form 8023 (revised September 1997), shall be prepared and filed by the Buyer and four copies of Form 8023 shall on the date hereof be signed by the appropriate corporate officers and each Holder. With respect to the Forms 8023 to be signed on the date hereof, the Buyer shall fill in as much of the information required to be put on the Form and in attachments thereto with respect to the Corporation, Buyer and the Holders as is reasonably ascertainable by the date hereof. The balance of the information required on or with the Forms shall be filled in and added as soon after the date hereof as possible. Holders agree to provide Buyer with the information which Buyer needs to include on the Form which relates to Holders and the Corporation. Buyer shall file a completed and fully executed Form 8023 with the appropriate District Director for the Internal Revenue district as is provided in the instructions to the Form 8023. Buyer shall provide to the Holders copies of the Form 8023 that is filed with the District Director as soon as it is completed and ready for filing. Each Holder agrees to timely file the copies of the Form 8023 provided to it by the Buyer in the manner called for in the instructions to the Form 8023.

       12. Indemnity Against Brokerage Commissions; Certain Transaction Costs.

                  (a) Buyer and the Holders hereby represent and warrant to one another that there is no corporation, firm or person entitled to receive from any of them any brokerage commission or finder's fee in connection with this Agreement or the transaction provided for herein as engaged by the Buyer or by the Holders respectively, and each of Buyer, on the one hand, and the Holders, on the other hand, hereby indemnifies and agrees to save the other harmless from and against any claim for brokerage commission or finder's fee based on any retention or alleged retention of a broker or finder by it or them. In amplification and not in limitation of the foregoing, Buyer confirms that no brokerage commission shall inure to DLJ or to JP Morgan, and that their services shall be an expense of the Buyer.

                  (b) If and to the extent that the Working Capital of the Companies as determined pursuant to Article 2(b) exceeds $6,664,050, the Buyer shall, within 30 days following the determination pursuant to Article 2(b) and based upon an invoice which Holders shall present, reimburse the Holders for their reasonable and actual "Transaction Costs" not previously paid by the Companies prior to the date hereof, up to the amount of such excess Working Capital. "Transaction Costs" shall mean the professional fees and disbursements as charged by the Companies' or Holders' legal and accounting advisors in respect of this transaction.

       13. Further Assurances; Rollover.

                  (a) Buyer and Holders agree to execute and deliver all such other instruments and take all such other action as any party may reasonably request from time to time, after the date hereof and without payment of further consideration, in order to effectuate the transaction provided for herein. The parties shall cooperate fully with each other and with their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement, including, without limitation, the preparation of financial statements and Tax Returns.

                  (b) The Companies will permit the Holders at any time or from time to time hereafter to effect the withdrawal and roll-overs of amounts from their accounts in any retirement or benefit plan in which the Holder is currently a participant in accordance with the terms of such plans and applicable law. Neither the Companies nor the Buyer shall have any liability for the tax or other consequences of any actions which are taken or not taken by the Holders in respect of their above accounts.

       14. Consent to Jurisdiction, Service of Process, Appointment of Agent.

                  (a) Each of the Holders hereby irrevocably submits to the jurisdiction of any New York State or Federal Court sitting in the City of New York over any suit, action or proceeding arising out of or relating to this Agreement. Holders hereby irrevocably waive, to the fullest extent permitted by applicable law, any objection which they or any of them may now have or hereafter have to the laying of the venue of any such suit, action or proceeding brought in such court and any claim that any such suit, action or proceeding brought in such a court has been brought in an inconvenient forum. Each of the Holders agrees that, to the fullest extent permitted by applicable law, a final judgment in any such suit, action, or proceeding brought in such a court shall be conclusive and binding upon the Holders, and may be enforced in any courts of the jurisdiction of which the Holders are or may be subject by a suit upon such judgment, provided that service or process is effected upon the Holders in one of the manners specified in sub Article (b) below or as otherwise permitted by applicable law.

                  (b) Each of the Holders hereby consents to process being served in any suit, action or proceeding of the nature referred to in sub Article (a) above by the mailing of a copy thereof by registered or certified first-class air mail, postage prepaid, return receipt requested, to Leon I. Jacobson at his address set forth is sub Article 15(c) hereof, as agent for service of process, or, in the event of the unavailability of such agent for service of process to such Holder at his address set forth in sub Article 15(c) hereof.

                  (c) Nothing in this Article 14 shall affect the right of Buyer to serve process in any manner permitted by law or affect the right of Buyer to bring proceedings against the Holders, or any of them, in the courts of any jurisdiction or jurisdictions.

                  (d) Each of the Holders hereby irrevocably appoints Leon I Jacobson, as such Holder's attorney-in-fact and agent (sometimes in this Agreement referred to as the "Holders' Agent") to take any actions to execute any documents on such Holder's behalf with respect to this Agreement and the transactions provided for herein, including but not limited to the making and execution of any amendments to this Agreement, the giving and receipt of any notices pursuant hereto, the execution of any and all documents required to be executed in order to complete closing hereunder, the acceptance of service of process in connection with any claim related to this Agreement and the compromise or settlement of any and all disputes which may hereafter arise pursuant to an provision of this Agreement or any matter or thing growing out of this Agreement of the transaction provided for herein. Such appointment shall, to the fullest extent permitted by law, survive the death or incompetency of any Holder in the event of the incompetency, incapacity, bankruptcy, death or resignation of the Holder's Agent, the Holders shall appoint a successor to serve in such capacity and shall give Buyer written notice of such appointment.

       15. Miscellaneous.

                  (a) Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any other right, remedy, power or privilege, nor shall any waiver of any right, remedy, power or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.

                  (b) Controlling Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement (including, without limitation, provisions concerning limitations of actions), shall be governed by and construed in accordance with the laws of the State of New York, notwithstanding any conflict-of-laws doctrines of such state or other jurisdiction to the contrary, and without the aid of any canon, custom or rule of law requiring construction against the draftsman.

                  (c) Notices. All notices, requests, demands and other communications required or permitted under this Agreement shall be in writing and shall be deemed to have been duly given, made and received only when delivered (personally, by courier service such as Fedex, or by other messenger), when sent by electronic facsimile or four days following the day when deposited in the United States mails, registered or certified air mail, postage prepaid, return receipt requested, addressed as set forth below:

                (i)      If to Buyer:

                         Sybron Chemicals Inc.
                         Birmingham Road
                         Birmingham, NJ 08011
                         Fax #: 609-894-8641
                         Attention: Richard M. Klein,
                                    President

                         with a copy, given in the manner prescribed above, to:

                         David Gitlin, Esquire
                         Wolf, Block, Schorr and Solis-Cohen LLP
                         Twelfth Floor, Packard Building
                         111 South Fifteenth Street
                         Philadelphia, PA 19102-2678
                         Fax: (215) 977-2740

                (ii)     If to Holders:
                         Louis T. Camilleri
                         1603 Dewey Drive
                         North Bellmore, NY  11710
                         Fax: (516) 679-5338

                         Anthony Forgione
                         2 20th Avenue
                         Bay Shore, NY  11706
                         Fax: (516) 665-6419

                         Joseph Mitola
                         18 Blanchard Street
                         West Babylon, NY  11704
                         Fax: (516) 587-8413

                         Joseph A. Ruffing
                         125 Page Drive
                         Oakland, NJ  07436
                         Fax: (201) 337-4769

                         with a copy, given in the manner prescribed above, to:

                         Leon I. Jacobson, Esq.
                         Jacobson, Mermelstein & Squire, LLP
                         52 Vanderbilt Avenue
                         New York, New York  10017
                         Fax: (212) 697-1427

                           Any party may alter the address to which
communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this sub Article for the giving of notice.

                  (d) Exhibits and Schedules. All Exhibits and Schedules attached hereto are hereby incorporated by reference into, and made a part of, this Agreement.

                  (e) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

                  (f) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories.

                  (g) Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

                  (h) Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained.

                  (i) Article Headings. The Article and sub Article headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

                  (j) Gender and Number. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

                  (k) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and Holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or Holiday; then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such Holiday. For purposes of this sub Article, "Holiday" shall mean a day, other than a Saturday or Sunday, on which national banks are or may elect to be closed.

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their proper and duly authorized officers, on the date first above written.

                                    SYBRON CHEMICALS INC.

Attest: /s/ Albert L. Eilender      By: /S/  Richard M. Klein
        ----------------------          ---------------------------------
                                           Richard M. Klein,
                                           President

                                             /S/ Louis T. Camilleri
                                             ----------------------------
                                             Louis T. Camilleri

                                             /S/ Anthony F. Forgione
                                             ----------------------------
                                             Anthony F. Forgione

                                             /S/ Joseph Mitola
                                             ----------------------------
                                             Joseph Mitola

                                             /S/ Joseph A. Ruffing
                                             ----------------------------
                                             Joseph A. Ruffing

                                                                     EXHIBIT A

                           NON-COMPETITION AGREEMENT

         THIS AGREEMENT is made this 30th day of July, 1998 effective the close of business on July 31, 1998, by and among Sybron Chemicals Inc., a Delaware corporation ("Sybron"), Ruco Polymer Corporation, a New York corporation ("Ruco Corp."), Ruco Polymer Company of Georgia, LLC, a Delaware limited liability company ("Ruco LLC"), and Anthony F. Forgione ("Holder"). Ruco Corp. and Ruco LLC are sometimes referred to collectively herein as the "Company."

                             W I T N E S S E T H:

         WHEREAS, Sybron and Holder are parties to a Capital Stock and Membership Interest Purchase Agreement (the "Acquisition Agreement"), dated as of the date hereof, pursuant to which Sybron is acquiring all of the issued and outstanding shares of capital stock of Ruco Corp., and all of the outstanding membership interests of Ruco LLC; and

         WHEREAS, Holder owns a portion of the outstanding capital stock of Ruco Corp. and a portion of the outstanding membership interests of Ruco LLC, and will receive direct financial benefits from the consummation of the transactions set forth in the Acquisition Agreement; and

         WHEREAS, as a material and significant inducement to Sybron to enter into and consummate the transactions set forth in the Acquisition Agreement, Holder has agreed not to compete with Sybron or the Company or use or divulge certain information with respect to the business of the Company or Sybron.

         NOW, THEREFORE, in consideration of the foregoing, and as a condition to Sybron's obligation to consummate the transactions contemplated in the Acquisition Agreement, the parties, each intending to be legally bound, agree as follows:

1.                Non-Competition, Trade Secrets, Etc.

                  (a) Holder agrees that, for a period of five years from the date hereof, he shall not, directly or indirectly:

                           (i) solicit, induce or encourage any employee of
Sybron or the Company to terminate his or her relationship with Sybron or the Company; or

                           (ii) employ or establish a business relationship
with, or encourage or assist any individual or entity to employ or establish a business relationship with, any individual who was employed by Sybron or the Company during the preceding twelve month period; or

                           (iii) solicit, induce or encourage any clients,
prospective clients, customers, prospective customers or suppliers of Sybron or the Company to terminate or reduce in scope their relationship with Sybron or the Company; or

                           (iv) solicit or assist any individual or entity in
the solicitation of business from, or performance of work for, any clients or prospective clients of Sybron or the Company; or

                           (v) engage in (as a principal, agent, consultant,
partner, director, officer, employee, stockholder, investor or otherwise), alone or in association with any person or entity, or be financially interested in, any business that is competitive with Sybron or the Company.

                  (b) For purposes of Paragraph 1, "clients" shall mean those clients to whom Sybron or the Company sold products or for whom it performed services during the twelve months preceding the date in question, and "prospective clients" shall mean persons or entities whose business was solicited by Sybron or the Company during the twelve months preceding the date in question.

                  (c) Holder shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company, (i) any information regarding the business methods, business policies, business strategies, marketing plans, survey procedures, statistical techniques, research or development projects or results, trade secrets or other confidential knowledge or processes of, or developed by, the Company or Sybron, or (ii) any confidential data on or relating to past, present or prospective clients of the Company or Sybron, or
(iii) budgets, forecasts, pricing information or unpublished financial information or any other confidential information relating to or dealing with the business operations or activities of the Company or Sybron. The obligations of Holder under this Paragraph shall not relate to information:
(x) that is now or hereafter becomes generally known to the public (A) through sources independent of Holder and neither directly nor indirectly through any fault of Holder, or (B) through others entitled to disclose it; or (y) which must be disclosed pursuant to a court order or otherwise as required by law provided, however, that Holder shall give prior written notice of such anticipated disclosure to the Company or Sybron.

                  (d) Holder acknowledges and agrees that (i) the covenants set forth herein are essential elements of the transactions contemplated by the Acquisition Agreement, that Holder is receiving adequate consideration hereunder, and that such covenants are reasonable and necessary in order to protect the legitimate interests of the Company and Sybron; (ii) neither Sybron nor the Company will have any adequate remedy at law if Holder violates the terms hereof or fails to perform any of his obligations hereunder; and (iii) Sybron and the Company shall have the right, in addition to any other rights either may have under applicable law, to obtain from any court of competent jurisdiction preliminary and permanent injunctive relief to restrain any breach or threatened breach of, or otherwise to specifically enforce any such covenant or any other obligations of Holder under, this Agreement, as well as to obtain damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies to which Sybron or the Company may be entitled.

                  (e) If the period of time or scope of any restriction set forth in Paragraph 1(a) should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such number of months or the territory shall be reduced by the elimination of such unreasonable portion thereof, or both, so that such restrictions may be enforceable for such time and in the manner adjudged to be reasonable. If Holder violates any of the restrictions contained in Paragraph 1(a), then the restrictive period shall not run in favor of Holder from the time of the commencement of any such violation until such time as such violation shall be cured by Holder.

                  (f) Holder may, prior to entering upon any activity which could be deemed in violation of this Section 8, submit to the Corporation and Sybron a written description of the proposed activity accompanied by a request that the Corporation and Sybron review such request and indicate whether the proposed activity will be deemed violative of this Agreement. The Corporation and Sybron shall use their reasonable efforts to respond to such request in writing within 30 days after receipt thereof. If they indicate in writing that they have no objection, Holder may rely upon such non-objection in entering upon the proposed activity.

2. Compensation. As consideration for the restrictions set forth in Paragraph 1 above, Holder hereby acknowledges receipt of the sum of $10,000, constituting a portion of the consideration received and to be received under Paragraph 2 of the Acquisition Agreement.

3.                Miscellaneous.

                  (a) Indulgences, Etc. Neither the failure nor any delay on the part of Sybron or the Company to exercise any right, remedy, power or privilege under this Agreement (a "Right") shall operate as a waiver thereof, nor shall any single or partial exercise of any Right preclude any other or further exercise of the same or of any other Right, nor shall any waiver of any Right with respect to any occurrence be construed as a waiver of such Right with respect to any other occurrence. No waiver shall be effective against Sybron or the Company unless it is in writing and is signed by Sybron or the Company, as the case may be.

                  (b) Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed to have been duly given or made as of the date delivered or mailed if delivered personally or by courier service or mailed by registered or certified mail (postage prepaid, return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice, except that notices of changes of address shall be effective upon receipt):

                      (i) If to Holder:

                                   Anthony F. Forgione
                                   2 20th Avenue
                                   Bay Shore, NY 11706
                                   Fax: 516-665-6419

                                   with a copy, given in the manner prescribed above, to:

                                   Leon I. Jacobson
                                   52 Vanderbilt Avenue
                                   New York, New York  10017
                                   Fax #:  212-697-1427

                     (ii) If to the Company or Sybron:

                                   Sybron Chemicals Inc.
                                   Birmingham Road
                                   Birmingham, NJ 08011
                                   Fax #: 609-894-8641

                                   Attention: Richard M. Klein, President
                                   with a copy, given in the manner prescribed above, to:

                                   David Gitlin, Esquire
                                   Wolf, Block, Schorr and Solis-Cohen LLP
                                   Twelfth Floor, Packard Building
                                   15th and Chestnut Sts.
                                   Philadelphia, PA 19102
                                   Fax #: 215-977-2346

                  (c) Headings. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  (d) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

                  (e) Consent to Jurisdiction. Executive hereby irrevocably submits to the jurisdiction of any New York State or Federal court in any action or proceeding arising out of or relating to this Agreement, and Executive hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such New York State or Federal court.

                  (f) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of Sybron and the Company and their respective successors and assigns and shall be binding upon Holder, his heirs and legal representatives.

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

                          SYBRON CHEMICALS INC.

                          By:______________________________________________

                          RUCO POLYMER CORPORATION

                          By:______________________________________________

                          RUCO POLYMER COMPANY OF GEORGIA, LLC

                          By:______________________________________________

                               _______________________________________(SEAL)
                               Anthony F. Forgione

                               ____________________________________________
                               Witness:

                                                                     EXHIBIT C

                OPINION OF JACOBSON, MERMELSTEIN & SQUIRE, LLP

Sybron Chemicals Inc.
Birmingham Road

Birmingham, New Jersey  08011
Attention:  Dr.  Richard M. Klein, President

Dear Dr. Klein:

         This opinion is provided pursuant to the CAPITAL STOCK AND MEMBERSHIP INTEREST PURCHASE AGREEMENT made this 30th day of July, 1998 effective at the close of business on July 31, 1998 by and among Sybron Chemicals Inc. and Louis T. Camilleri, Anthony F. Forgione, Joseph Mitola, and Joseph A. Ruffing (collectively, the "Holders").

         1. Ruco Polymer Corporation (the "Corporation") is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York, is not required to be qualified to do business in any other state and has the corporate power and authority to own its properties and to conduct the business in which it is now engaged.

         2. Ruco Polymer Company of Georgia, LLC (the "LLC") is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Delaware, is duly qualified to do business in Georgia, is not required to be qualified to do business in any other state and has the power and authority to own its properties and to conduct the business in which it is now engaged.

         3. To our knowledge and based on the examination of the corporate records of the Corporation, all of the issued and outstanding shares of capital stock of the Corporation are owned by the Holders.

         4. To our knowledge and based on the examination of the corporate records of the LLC, all of the issued and outstanding Membership Interests of the LLC are owned by the Holders.

         5. The Agreement and the documents executed and delivered by the Holders pursuant thereto have been duly executed and delivered by the Holders and constitute the legal, valid and binding obligations of the Holders, enforceable against the Holders in accordance with their terms.

         6. The execution and delivery of the Agreement will not contravene the Corporation's Certificate of Incorporation and bylaws or the LLC's Certificate of Formation and Operating Agreement.

         7. Except as disclosed on Schedule 5(p) to the Agreement, to our knowledge (a) neither the Corporation nor the LLC is a party to or threatened with any material suit, action, arbitration, administrative or other proceeding, either at law or in equity, or governmental investigation by or before any court, governmental department, commission, board, agency or instrumentality, and (b) there is no judgment, decree, award or order outstanding against the Corporation or the LLC.

                                       Very truly yours,

                                       Jacobson, Mermelstein & Squire, LLP

                                       By: _______________________________
                                                Leon I. Jacobson

cc:  Louis T. Camilleri
     Anthony F. Forgione
     Joseph Mitola
     Joseph A. Ruffing

                                                                     EXHIBIT D

                       AMENDMENT TO EMPLOYMENT AGREEMENT

                                      OF
                               MICHAEL J. MCCANN

                                      AND

                      WAIVER OF CERTAIN RIGHTS THEREUNDER

     For good and lawful consideration, the receipt of which is hereby acknowledged, the undersigned hereby acknowledges and agrees, effective at the close of business on July 31, 1998 and subject to the acquisition by Sybron Chemicals Inc. upon such date of all of the issued and outstanding shares of Ruco Polymer Corporation and all of the interests in Ruco Polymer Company of Georgia, LLC, as follows:

     1. The undersigned agrees that: (a) all of the obligations of Ruco Polymer Corporation and Ruco Polymer Company of Georgia, LLC (together, "Ruco") under Subparagraphs 4(c) and 4(d) of the Agreement made as of May 1, 1996 between Ruco Polymer Corporation and the undersigned (the "Agreement") arising or occurring on or before the date hereof have been satisfied in full by Ruco and/or the equity holders of Ruco; (b) the Agreement is hereby amended, effective as of the date hereof, by the deletion from the Agreement of Subparagraphs 4(c) and 4(d) of the Agreement; and (c) any and all rights that the undersigned has or may have against Ruco or any successor thereof under Subparagraphs 4(c) and 4(d) of the Agreement are hereby irrevocably waived.

     2. The undersigned shall serve as an executive of Ruco having such title or titles not less than that of Vice President or its equivalent as may from time to time be assigned.

     3. The duties of the undersigned may be revised to reduce or exclude those incident to "chief operating officer", provided, however, that the duties which shall apply shall be those appropriate to an executive.

     4. Except as set forth above, all terms and conditions of the Agreement including its attached Covenants shall continue unmodified and in full force and effect.

                                                     __________________________
                                                     Michael J. McCann

Witnessed by:

_____________________
                                                          Date:  July 30, 1998